Exhibit 99.(a)(1)(A)

ALTERA CORPORATION

101 INNOVATION DRIVE

SAN JOSE, CALIFORNIA 95134

(408) 544-7000

OFFER TO AMEND ELIGIBLE OPTION GRANTS

July 24, 2007

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., PACIFIC

TIME, ON FRIDAY, AUGUST 31, 2007, UNLESS THE OFFER PERIOD IS

EXTENDED (the “Expiration Time”)

Altera Corporation (“Altera,” “the company” or “we”) is offering certain optionholders the opportunity to amend a portion of the stock option granted on December 20, 2000 under the Altera Corporation 1996 Stock Option Plan (the “1996 Plan”) to include new restrictions on the exercisability of the option in order to avoid the potential adverse personal tax consequences that may apply to the option under Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”) and the corresponding regulations issued by the U.S. Internal Revenue Service (the “IRS”). We are making the offer upon the terms and subject to the conditions described in this Offering Memorandum, including the conditions described in Section 7 (the “Offer”).

The only stock option that is subject to this Offer is the one granted on December 20, 2000 under the 1996 Plan (the “Eligible Option Grant”). The company has determined that the recorded grant date for that option was different than the actual grant date and, as such, the exercise price is less than the fair market value of the company’s common stock on the option’s actual grant date. Only one portion of the Eligible Option Grant may be amended under the Offer (the “Eligible Portion”). The Eligible Portion is the portion of the Eligible Option Grant that has each of the following characteristics:

•	it may have vested (see below) after December 31, 2004; and

•	it is beneficially owned by the Eligible Optionee (as defined below); and

•	it is still outstanding and unexercised as of the “Expiration Time” (as defined above).

Please note that the portions of an Eligible Option Grant that (A) are considered “Grandfathered Options” (defined below), (B) have already been exercised, (C) have expired or otherwise been cancelled or (D) are beneficially owned by someone other than the Eligible Optionee are not eligible for the Offer (collectively, the “Ineligible Portion”). “Grandfathered Options” are the portions of your Eligible Option Grant that were vested as of December 31, 2004. Under the final regulations for Section 409A, Grandfathered Options are exempted from the adverse personal tax treatment under Section 409A and therefore are not eligible to participate in this Offer. Any amendment of the Eligible Portion of your Eligible Option Grant will not affect the Ineligible Portion of your Eligible Option Grant.

PLEASE NOTE: Altera believes that the Eligible Option Grant was fully vested as of December 31, 2004 and, therefore, none of the grant is subject to Section 409A. However, documentation supporting the Eligible Option Grant is somewhat inconsistent as to the date on which the grant was fully vested. Thus, the company is offering to amend the Eligible Portion of the Eligible Option Grant (the Eligible Portion is the portion that vested over the month of December 2004) in the event any Eligible Optionees believe the IRS might disagree with the company’s assessment. In particular, the stock option agreement that was provided to Eligible Optionees in connection with the Eligible Option Grant states that the option will vest monthly at a rate of 8.33333% per month beginning on January 1, 2004; however, the agreement then lists the “full vest date” as January 1, 2005. Because an option that vests monthly over the course of one year, beginning on January 1, would have fully vested by December 31, the company believes that the Eligible Option Grant is not subject to Section 409A. However, you must make your own assessment of the situation with the knowledge that the IRS may have a different opinion. Should you elect not to participate in the Offer, and the IRS deems the Eligible Portion of the Eligible Option Grant to be subject to Section 409A, you may be subject to adverse personal tax consequences under Section 409A (and state tax laws that are similar to Section 409A) for which you will be solely responsible. You are urged to evaluate carefully all of the information in this Offering Memorandum and to consult your own investment, legal and tax advisors. All individuals who were granted an Eligible Option Grant and who, as of the Expiration Time, (1) are current employees of Altera (other than employees who were executive officers on December 20, 2000, the date of grant of the Eligible Option Grant) and (2) are subject to taxation in the U.S. with respect to the Eligible Option Grant are eligible to participate in the Offer (the “Eligible Optionees”). None of the current members of our Board of Directors are eligible to participate in the Offer. The only current executive officers of the company eligible to participate in the Offer are Katherine E. Schuelke, our Vice President, General Counsel and Secretary, and William Y. Hata, our Vice President Worldwide Operations and Engineering. Ms. Schuelke and Mr. Hata are eligible to participate in the Offer because they each hold an Eligible Portion of an Eligible Option Grant and were not executive officers of the company on December 20, 2000.

If you are an Eligible Optionee, then in a separate document that is being sent to you in connection with this Offer, you should have received a personalized statement called the Eligible Option Grant Detail Statement (in substantially the form filed as Exhibit 99.1(a)(1)(E) to the Tender Offer Statement on Schedule TO of which this Offering Memorandum is a part (the “Schedule TO”)) that describes your Eligible Option Grant, including the Eligible Portion thereof. If you believe you may be an Eligible Optionee and have not yet received your personalized Eligible Option Grant Detail Statement, please contact alteralegal@altera.com immediately.

As noted above, the Offer is being conducted to address certain potential adverse personal tax consequences under Section 409A. These adverse personal tax consequences, discussed in greater detail in Section 12 of this Offering Memorandum, may include an obligation to recognize, regardless of whether the option is ever exercised, ordinary income tax at your usual rate, plus an additional 20% federal income tax under Section 409A, plus certain other state and federal taxes and interest charges (including California, or other, state taxes that may duplicate the additional income taxes imposed under Section 409A), all of which could result in your paying tax at an aggregate tax rate of 80% or more on the Eligible Portion of the Eligible Option Grant.

Under Section 409A, you should be able to avoid the adverse personal tax treatment of Section 409A if certain changes are made to the Eligible Portion of your Eligible Option Grant. Therefore, we are offering to amend the Eligible Portion of your Eligible Option Grant to include certain restrictions on exercisability. However, you should note that the application of Section 409A (and any state tax laws) to the Eligible Portion of your Eligible Option Grant, as amended pursuant to this Offer, is not entirely free from doubt and we make no representations as to the effect of this Offer on the application of similar state taxes. See Section 12 of the Offering Memorandum, Material U.S. Federal Income Tax Consequences, beginning on page 44.

We are offering to amend the Eligible Portion of your Eligible Option Grant to delay the first date on which you may exercise the Eligible Portion to the earliest of the following events (each of which we call a “Permissible Exercise Event” and all of which together constitute the “Amended Exercise Schedule”):

(1)	your death;

(2)	your disability (as defined by Section 409A);

(3)	a change in control of Altera (as defined under Section 409A); and

(4)	January 1 of the calendar year specified by you (you may choose 2008, 2009 or 2010, the calendar year in which the Eligible Option Grant expires) (the “Chosen Exercise Year”).

The Eligible Portion of an Eligible Option Grant that is amended pursuant to this Offer (the amended Eligible Portion, an “Amended Option”) will generally have the same material terms and conditions as it did prior to the amendment, including the same exercise price, except that the Amended Option will cease to be exercisable as of the Amendment Date (defined below), and will again become exercisable only upon the earliest to occur of the four Permissible Exercise Events, subject to any restrictions on exercise as a result of Altera’s Insider Trading Policy or any interim blackout periods during which cashless exercises and sales to cover are not permitted (any such restrictions on exercise, the “Blackout Period”).

If you choose to participate in the Offer, you will need to select a Chosen Exercise Year for the Eligible Portion of the Eligible Option Grant. The Chosen Exercise Year may be 2008, 2009 or 2010 (the calendar year in which your Eligible Option Grant will expire). Should your employment with Altera terminate, voluntarily or involuntarily (other than due to death, disability or a change in control of Altera), before your Chosen Exercise Year, you will forfeit the Eligible Portion of your Eligible Option Grant.

You should be aware that your Amended Option will no longer be immediately exercisable. Even though your Eligible Option Grant is fully vested, by electing to amend the Eligible Portion of your Eligible Option Grant to have the Amended Exercise Schedule, the Amended Option will not be exercisable until the occurrence of the first Permissible Exercise Event (that is, until the earliest of your death, your disability, a change in control of Altera, or the Chosen Exercise Year).

You should be aware that your Amended Option may have a different expiration date than the remainder of your Eligible Option Grant. If your Amended Option becomes exercisable as a result of death, disability or change in control of Altera, it will expire on the later of (1) December 31 of the year in which the Permissible Exercise Event occurs, and (2) the 15th day of the third calendar month following the actual date of the Permissible Exercise Event. If one of these first three events occurs on or prior to September 30 of a given calendar year, the applicable expiration date will be December 31 of that year.

If none of the first three Permissible Exercise Events occurs prior to January 1 of the Chosen Exercise Year, then your Amended Option will become exercisable on January 1 of that Chosen Exercise Year, and you may generally exercise your Amended Option throughout that calendar year, subject to the Blackout Period. Your Amended Option will then terminate and cease to be exercisable as of December 31 of the Chosen Exercise Year. In no event, however, will your Amended Option be exercisable following the original expiration date of the Eligible Option Grant. Therefore, if you select 2010 as your Chosen Exercise Year, your final day to exercise will be December 20, 2010 because that is the expiration date of the Eligible Option Grant. In addition, if your employment terminates during your Chosen Exercise Year, you will have only thirty (30) days following your termination to exercise the Amended Option, which is the standard post-termination exercise period under the 1996 Plan.

In the event of ambiguity, the Stock Option Plans Committee of our Board of Directors will have discretion to determine when, whether, and to what extent a Permissible Exercise Event has occurred and the expiration date applicable to the Amended Option.

In any event, if you have not exercised your Amended Option as to the vested shares subject to your Amended Option within the time periods described above (the last day of the applicable period, the “New Termination Date”), your Amended Option will expire, and you will have no further rights to purchase any shares under your Amended Option.

If you properly accept the Offer, Altera will amend the Eligible Portion of the Eligible Option Grant effective as of the Expiration Time (such date, the “Amendment Date”), to reflect the Amended Exercise Schedule (and associated New Termination Date). You will receive an Election Confirmation Statement for the tendered Eligible Option Grant within three (3) business days after we receive your election (and any change to such election), and then again promptly following the Expiration Time. The amendment of the Eligible Portion of the Eligible Option Grant pursuant to this Offer will not affect the terms and conditions of the Ineligible Portion of the Eligible Option Grant.

You are not required to tender the Eligible Portion of your Eligible Option Grant for amendment. However, if you decide to participate in the Offer, you must tender all of the Eligible Portion. You should be aware that adverse personal tax consequences under Section 409A (and similar state tax laws) may apply to the Eligible Portion of your Eligible Option Grant if it is not amended pursuant to this Offer, and you will be solely responsible for any taxes, penalties, or interest payable under Section 409A (and any similar state laws).

ALTHOUGH THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS HAS APPROVED THE OFFER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD PARTICIPATE IN THE OFFER AND AMEND THE ELIGIBLE PORTION OF YOUR ELIGIBLE OPTION GRANT. YOU MUST MAKE YOUR OWN DECISION WHETHER TO AMEND THE ELIGIBLE PORTION OF YOUR ELIGIBLE OPTION GRANT. YOU SHOULD CAREFULLY REVIEW THIS OFFERING MEMORANDUM IN ITS ENTIRETY BEFORE DECIDING WHETHER TO ELECT TO AMEND THE ELIGIBLE PORTION OF YOUR ELIGIBLE OPTION GRANT. WE RECOMMEND THAT YOU CONSULT WITH YOUR PERSONAL FINANCIAL, LEGAL AND TAX ADVISORS TO DETERMINE THE CONSEQUENCES OF ELECTING OR DECLINING TO PARTICIPATE IN THE OFFER.

Shares of our common stock are quoted on the NASDAQ Global Market (“NASDAQ”) under the symbol “ALTR.” On July 23, 2007, the closing price of our common stock as reported by NASDAQ was $24.92 per share. As of July 20, 2007, options to purchase 40,727,294 shares of our common stock were issued and outstanding under the 1996 Plan, including the Eligible Portions of the Eligible Option Grants to purchase up to 77,208 shares of our common stock. This Offer is not conditioned upon the acceptance of the Offer with respect to a minimum number of Eligible Option Grants.

You should direct questions about the Offer and requests for assistance in completing the necessary forms to alteralegal@altera.com. For information regarding your vesting and/or exercise activity, please log on to the stock administration page of Alteranet or email stock administration at stockadm@altera.com.

See “Risk Factors Relating to the Offer” beginning on page 7 for a discussion of risks that you should consider before participating in this Offer.

This transaction has not been approved or disapproved by the Securities and Exchange Commission (“SEC”) nor has the SEC passed upon the fairness or merits of such transaction or upon the accuracy or adequacy of the information contained in this document. Any representation to the contrary is a criminal offense. In the event of any conflict between this documentation and the terms and conditions of the 1996 Plan or any applicable legislation, the terms and conditions of the 1996 Plan or legislation (as the case may be) will take precedence. All references to taxation consequences are for guidance only. We recommend that you consult with your personal tax advisor to determine the tax consequences of electing or declining to participate in the Offer.

IMPORTANT

Whether you accept the Offer or not, you must complete and submit an election form that sets forth your election for the Eligible Portion of your Eligible Option Grant. The form is filed as Exhibit 99.(a)(1)(F) to the Schedule TO (available at www.sec.gov) and is also available by email request to stockadm@altera.com or alteralegal@altera.com. You may submit your form by fax at (408) 544-8000 or via PDF email to alteralegal@altera.com.

Your election form must be received before 5:00 p.m., Pacific Time, on Friday, August 31, 2007 (or a later termination date if we extend the Offer). Any election form not received by the Expiration Time (or a later termination date if we extend the Offer) will be disregarded.

You are receiving the Offer materials by electronic means. You may request a written copy of any or all of these materials at no charge by sending an email to alteralegal@altera.com.

We have not authorized any person to make any recommendation on our behalf as to whether you should amend the Eligible Portion of your Eligible Option Grant pursuant to the Offer. We have not authorized anyone to give you any information or to make any representation in connection with the Offer other than the information and representations contained in this Offering Memorandum (including the Exhibits attached to the Schedule TO). If anyone makes any such recommendation or representation to you or gives you any such information, you must not rely upon that recommendation, representation or information as having been authorized by Altera. We recommend that you consult with your tax advisor to determine the tax consequences of electing or declining to participate in the Offer.

RISK FACTORS RELATING TO THE OFFER

Participation in this Offer involves a number of potential risks.

This section highlights the material risks of accepting the Offer and tendering your Eligible Option Grant for amendment. You should carefully consider the risk factors relating to the Offer described below and the risk factors relating to our business and financial condition, and you should carefully read the remainder of this Offering Memorandum before deciding to accept the Offer.

Economic Risks

If you participate in the Offer, your Amended Option will not be exercisable until a Permissible Exercise Event. You will be exchanging vested and exercisable options for unexercisable options. Depending on your service with Altera or other factors, the Amended Option may not ever become exercisable, or the fair market value of our common stock at the time of the Permissible Exercise Event may be substantially lower than it is now. Furthermore, once your Amended Option becomes exercisable, you will have a limited period of time in which to exercise it.

It is important that you understand that your ability to exercise the Amended Option may be substantially restricted compared to the Ineligible Portion of your Eligible Option Grant or other stock options that you currently hold. While Section 409A and the final regulations related thereto do create substantial tax penalties that may apply to the Eligible Portion of your Eligible Option Grant, by amending the Eligible Portion of your Eligible Option Grant, you are amending the terms of an option that is currently exercisable, and receiving options that will not be immediately exercisable and that will become exercisable only upon certain limited events. Should your employment with Altera terminate, voluntarily or involuntarily (other than due to death, disability or a change in control of Altera), before your Chosen Exercise year, you will forfeit the Eligible Portion of your Eligible Option Grant. We also can give you no assurance of what the market price of our common stock, or the liquidity or listing status on the NASDAQ of our common stock, will be at the time your Amended Option becomes exercisable.

Tax Risks

The IRS Could Change the Expected Section 409A Tax Consequences. As described above and in Section 2 below, based on the regulations and other current guidance applicable to Section 409A, the Eligible Portion of your Eligible Option Grant may be subject to adverse tax consequences under Section 409A unless it is brought into compliance with Section 409A before December 31, 2007 or any earlier exercise of that option. We believe that we have complied in good faith with the regulations under Section 409A in structuring the Offer in a manner that will provide you with the opportunity to avoid the taxation of the Eligible Portion of your Eligible Option Grant under Section 409A. However, the IRS has not yet issued guidance regarding how to calculate the taxes due under Section 409A, and we cannot guarantee the effect of any future IRS guidance regarding Section 409A.

Tax-related Risks for Residents of Multiple Countries. If you are subject to tax laws in more than one jurisdiction, you should be aware that tax consequences of more than one country may apply to you as a result of your participation in the Offer. You should be certain to consult your personal tax advisor to discuss these consequences.

State and Local Taxes. Sections 2 and 12 of this Offering Memorandum describe the material U.S. federal income tax consequences if you participate in the Offer or if you elect not to participate. State and local laws may provide different tax treatment. In addition, certain states, including California, have adopted provisions similar to

Section 409A. If you are subject to income taxation in those states, you may incur additional taxes, interest and penalties under such provisions if you do not bring the Eligible Portion of your Eligible Option Grant into compliance.

Eligible Optionees should consult with their own personal tax advisors as to the tax consequences of their participation in the Offer.

Procedural Risks

You are responsible for making sure that your initial election form and any subsequent changes to your election form pursuant to which you withdraw or re-tender the Eligible Portion of your Eligible Option Grant are received by us before the Expiration Date. We intend to confirm the receipt of your initial election form and any subsequent changes to your election form by emailing an Election Confirmation Statement to your Altera email address within three business days after receipt. If you have not received an Election Confirmation Statement in the timeframe prescribed, it is your responsibility to confirm that we have received your complete submission by contacting alteralegal@altera.com and providing a copy of your printed election form.

Business-Related Risks

In addition to those risks discussed above, you are encouraged to read the risk factors outlined in our periodic and other reports filed with the SEC, including those in our Annual Report on Form 10-K for the year ended December 29, 2006 filed with the SEC on February 27, 2007 and our Quarterly Report on Form 10-Q for the period ended March 30, 2007 filed with the SEC on May 8, 2007, which are incorporated by reference herein. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of the risks actually occur, our business could be harmed. In that event, the trading price of our common stock could decline.

SUMMARY OF TERMS & FREQUENTLY ASKED QUESTIONS

This section provides a table describing the material terms of the Offer and then reviews, in question-and-answer format, the material terms of the Offer. The complete description of the Offer begins on page 26 of this Offering Memorandum. Because this summary does not contain all of the information you should consider in deciding whether to accept the Offer, you should read carefully the remainder of this Offering Memorandum, as well as the information to which we refer you. The Offer is made subject to the terms and conditions of these documents, as they may be amended. You should also review and consider the risks detailed in the Risk Factors relating to the Offer.

Summary of Material Terms of the Offer

Eligible Option Grants	Eligible Option Grants are those stock options that were granted on December 20, 2000.

Eligible Portion	Only the Eligible Portion of an Eligible Option Grant may be tendered in the Offer. The Eligible Portion of your Eligible Option Grant is the portion that (1) may have vested after December 31, 2004, (2) was granted to, and remains beneficially owned by, an Eligible Optionee, and (3) remains outstanding and unexercised as of the Expiration Time.

Eligible Optionees	All individuals who were granted an Eligible Option Grant and who, as of the Expiration Time, are (1) current employees of Altera (other than employees who were executive officers on the date of grant), and (2) subject to taxation in the U.S. with respect to the Eligible Option Grant may participate in the Offer. None of the current members of our Board of Directors are eligible to participate in the Offer. As previously noted, the only current executive officers eligible to participate in the Offer are Katherine Schuelke and William Hata.

The Offer: The Amended Exercise Schedule

Eligible Optionees may elect to amend the Eligible Portion of the Eligible Option Grant to delay the first permissible date of exercise to the earliest to occur of the following Permissible Exercise Events:

(a) death;

(b) disability (as defined under Section 409A);

(c) change in control of Altera (as defined under Section 409A); and

(d) January 1 of the Chosen Exercise Year (you may choose 2008, 2009 or 2010, which is the year in which the Eligible Option Grant will expire).

If the first Permissible Exercise Event is any of (a), (b), or (c) listed above, the Eligible Portion will first become exercisable on the date the applicable event occurs and will generally expire on the later of (i) December 31st of the calendar year in which the applicable event occurs and (ii) the 15th day of the third month after the date on which the applicable event occurs. Should your employment with Altera terminate, voluntarily or involuntarily (other than due to death, disability or a change in control of Altera) before your Chosen Exercise Year, you will forfeit the Eligible Portion of your Eligible Option Grant.

If the first Permissible Exercise Event is the Chosen Exercise Year, the Eligible Portion will first become exercisable on January 1st of the Chosen Exercise Year and will generally expire on December 31 of that year. In no event will the

Amended Option be exercisable following the original expiration date of the Eligible Option Grant. Therefore, if you choose 2010 as your Chosen Exercise Year, your final date to exercise the Eligible Portion will be December 20, 2010, the expiration date of the Eligible Option Grant.

The other material terms and conditions of the Eligible Option Grant, including the exercise price, will not be affected by the Offer.

Election Choices	If an Eligible Optionee elects to participate in the Offer, he or she must elect to amend the entire Eligible Portion of the Eligible Option Grant.

Frequently Asked Questions

General Questions about Section 409A and the Offer

Please see the following sections of the Offering Memorandum for more information on Section 409A: Section 2, Purpose of the Offer, beginning on page 33 and Section 12, Material U.S. Federal Income Tax Consequences, beginning on page 44. Please also see the following sections of the Offering Memorandum for further details about the terms and conditions of the Offer: Section 1, Eligible Optionees; Eligible Option Grants; the Proposed Amendment; the Amended Options; Expiration and Extension of Offer; Notification, beginning on page 26.

Capitalized terms not defined in this FAQ have the meanings set forth in the Offering Memorandum.

Q1: What questions and answers can I find below regarding the Offer?

General Questions about Section 409A and the Offer

Q2: Why is Altera making the Offer?

Q3: What is Section 409A?

Q4: What happens if options are deemed to be deferred compensation under Section 409A?

Q5: What is the Offer?

Q6: Which Altera stock options are subject to the Offer?

Q7: What is the Eligible Portion of my Eligible Option Grant?

Q8: Am I an Eligible Optionee?

Q9: Are optionees resident outside the United States eligible to participate in the Offer?

Q10: Did any portion of my Eligible Option Grant vest after December 31, 2004?

Q11: Why is Altera making this Offer if you believe that the Eligible Portion of my Eligible Option Grant is not subject to Section 409A?

Q12: If I choose not to participate in the Offer and the IRS later audits me and takes the position that the Eligible Portion of the Eligible Option Grant is subject to Section 409A, will Altera pay for any expenses or penalties that I incur as a result of the audit?

Q13: Does the Offer apply to shares of Altera common stock that I currently own?

Q14: What happens to the portion of my Eligible Option Grant that was vested as of December 31, 2004?

Q15: Will the exercise price of my Eligible Option Grant change if I participate in the Offer?

Q16: Will the number of shares subject to my Eligible Option Grant change if I participate in the Offer?

Q17: Why am I receiving this Offering Memorandum? Why does this Offering Memorandum refer to the “tendering” of my Eligible Option Grants? What does “tender” mean?

Q18: Can I elect to increase the exercise price of my Eligible Option Grants instead of selecting an Amended Exercise Schedule?

Questions About Selecting a Chosen Exercise Year

Q19: Who selects the “Chosen Exercise Year”?

Q20: Can I pick more than one Chosen Exercise Year?

Q21: Can I pick 2007 as my Chosen Exercise Year?

Q22: What happens if I pick the year in which my Eligible Option Grant will expire as my Chosen Exercise Year?

Questions About Exercising Options Amended Under the Offer

Q23: If I elect to amend the Eligible Portion of my Eligible Option Grant, when can I exercise?

Q24: Can I change my Chosen Exercise Year after the Offer is completed?

Q25: If I elect to amend the Eligible Portion of my Eligible Option Grant, when will it expire?

Q26: What happens if my service with Altera terminates prior to my Chosen Exercise Year?

Q27: What happens if my service with Altera terminates during my Chosen Exercise Year?

Questions About Deciding Whether to Participate in the Offer

Q28: Am I required to participate in the Offer?

Q29: If I accept the Offer, am I guaranteed that the Eligible Portion of my Eligible Option Grant will not be subject to the adverse personal tax consequences under Section 409A?

Q30: What happens if I hold an Eligible Option Grant and I do not participate in the Offer?

Q31: Will my decision about participating in the Offer affect my eligibility to receive future stock option or restricted stock unit grants from Altera?

Q32: What does Altera think of the Offer?

Q33: Can anyone at Altera help me decide whether I should participate in the Offer?

Q34: What risks should I consider in deciding whether to participate in the Offer?

Q35: How might stock price fluctuations in the future impact my decision?

Q36: Where can I find out more information about the Offer?

Questions About the Process of Making an Election Under the Offer

Q37: If I am an Eligible Optionee, how do I make an election to participate in the Offer?

Q38: If I am an Eligible Optionee but I do NOT want to amend my Eligible Option Grants, do I need to fill out an election form?

Q39: During what period of time may I make my election?

Q40: How will I know if the period of time during which the Offer will remain open is extended?

Q41: What happens if my service with Altera terminates prior to the Expiration Time?

Q42: Can I change my election after I have submitted my Election Form?

Q43: Can I exercise my Eligible Option Grant prior to the Expiration Time?

Q44: Will Altera tell me if there is a problem with my election form?

Q45: How will I know if I have properly accepted the Offer?

Q46: If I accept the Offer, when will my Eligible Option Grant be amended?

Q47: Is there any reason why my Eligible Option Grant would not be amended if I make an election to accept the Offer?

Q48: Who can I speak to if I have questions about the Offer?

Questions About the Tax Consequences of the Offer

Q49: What are the tax consequences to me under Section 409A if I don’t accept the Offer?

Q50: If I don’t accept Offer, will Altera withhold Section 409A taxes from my future paychecks?

Q51: What are the tax consequences to me if I accept the Offer and amend my Eligible Option Grant?

Q52: What happens if the Code changes again?

Q2: Why is Altera making the Offer?

In May 2006 a special committee of Altera’s Board of Directors began a review of our stock option grant practices and related accounting based on the results of a voluntary internal review. As a result of the special committee’s review, we identified a number of occasions on which the recorded grant dates for certain employee stock option grants differed from the actual grant dates. The price of Altera’s stock on the recorded grant dates was lower than the price on the actual grant date, thus permitting recipients to exercise these options at a lower strike price. As such, these impacted stock options are deemed, for accounting purposes, to have been granted at a discount. Based on the determination made for accounting purposes, a portion of one of the impacted options may now be deemed to have been granted at a discount for tax purposes, which may expose the holders of the impacted stock option grant to adverse tax treatment under Section 409A of the Code.

To address the potentially adverse tax treatment under Section 409A, Altera is commencing a tender offer to allow employees to amend their impacted options in a way that should avoid the adverse tax treatment of Section 409A and state tax laws that have a similar effect. However, you should note that the application of Section 409A to the Eligible Option Grant is not entirely free from doubt and we make no representations as to the effect of this Offer under Section 409A or the effect of the Offer under state tax laws that are similar to Section 409A.

Q3: What is Section 409A?

Effective January 1, 2005, Section 409A of the Code was added by the American Jobs Creation Act of 2004 (the “AJCA”) to address perceived abuses in deferred compensation by restricting election and distribution alternatives. Under the AJCA, deferred compensation includes stock options with an exercise price that is less than the fair market value of the underlying common stock on the grant date, to the extent such options were unvested as of December 31, 2004.

Q4: What happens if options are deemed to be deferred compensation under Section 409A?

In April 2007, the IRS issued final regulations regarding how options that are deemed to be deferred compensation would be treated under Section 409A. Those regulations do not explain how certain taxes that are due under Section 409A should be calculated, or even when (or how often) the taxes come due. However, based on our current understanding and interpretation of the applicable guidance and regulations, as well as verbal statements by the IRS, we believe that unless remedial action is taken to bring a stock option that is subject to Section 409A into compliance before it is exercised, the option will trigger adverse U.S. federal tax consequences on an annual basis until exercised, beginning on January 1, 2008 (provided the option is “in-the-money” on that date). Thus, for example, if you elect not to participate in the Offer (and the IRS concludes that the Eligible Portion of your Eligible Option Grant is subject to Section 409A), and you do not exercise the Eligible Portion of your Eligible Option Grant until October 1, 2010, then you will likely be taxed on January 1 of 2008, 2009 and 2010, as well as October 1, 2010. A discussion of each particular tax and interest payments follows below.

Annual Taxation Beginning on January 1, 2008. If you do not participate in the Offer, and the IRS concludes that the Eligible Portion of your Eligible Option Grant is subject to 409A (i.e., did not finish vesting by December 31, 2004), you will likely recognize taxable income on January 1 of each year before you exercise (beginning with January 1, 2008, if the option is “in-the-money” by then) in an amount equal to the fair market value of the Eligible Portion of your Eligible Option Grant on such date, less the exercise price payable for those shares. You would have to report that income on your tax return each year. You will be subject to tax again on the date that you exercise the Eligible Portion of your Eligible Option Grant.

Additional Taxes under Section 409A. In addition to normal income taxes payable on the option spread (as discussed above), you would also be subject to an additional federal income tax equal to 20% of that spread, plus an “interest-factor tax” based on the IRS’s tax underpayment rate plus one percentage point (currently 9%), which would accrue from the due date for the tax return for 2005 (the vesting year, assuming the IRS deems the Eligible Portion of the Eligible Option Grant to have vested on January 1, 2005) through the due date for the tax return for the exercise year.

Note: Certain states, including California, have adopted provisions similar to Section 409A under their tax laws, and for optionees subject to income taxation in such states, the total additional Section 409A tax could be up to 40% (a 20% federal add-on tax and up to a 20% state add-on tax). These amounts may be increased by the interest-factor tax imposed at both the federal and state levels.

Interest. You may incur additional interest if you do not pay the taxes attributable to the Section 409A income on a timely basis.

Q5: What is the Offer?

Altera is offering to amend the Eligible Portion of the Eligible Option Grant so that it should no longer be subject to the adverse personal tax treatment of Section 409A. Specifically, Altera is offering to amend the Eligible Portion of the Eligible Option Grant to delay the first date on which the Eligible Portion may be exercised from the vesting date to the earliest of the following Permissible Exercise Events:

(1)	death;

(2)	disability (as defined by Section 409A of the Code);

(3)	a change in control of Altera (as defined by Section 409A of the Code); and

(4)	January 1st of the calendar year specified by you (you may choose 2008, 2009 or 2010, the year the Eligible Option Grant expires).

Please note that the Eligible Portion of your Eligible Option Grant that is amended by this Offer will only be exercisable, if at all, at the earliest to occur of these four events.

Q6: Which Altera stock options are subject to the Offer?

Only a portion of one option grant, which we refer to herein as the “Eligible Option Grant,” may be deemed to be nonqualified deferred compensation that is subject to adverse taxation under Section 409A, and it is a portion of the grant that you received on December 20, 2000 (see Q7). If you are an Eligible Optionee (see Q8), you should have received a personalized Eligible Option Grant Detail Statement, which sets forth the specific number of shares comprising your Eligible Portion.

Q7: What is the Eligible Portion of my Eligible Option Grant?

The portion of your Eligible Option Grant that may be amended under the Offer has each of the following characteristics:

•	the portion of the Eligible Option Grant that may have vested (see Q10) after December 31, 2004;

•	the portion of the Eligible Option Grant that is still outstanding and unexercised as of the Expiration Time; and

•	the portion of the Eligible Option Grant that is beneficially owned by the Eligible Optionee.

The Eligible Portion is that portion of the Eligible Option Grant that vested over the month of December 2004 (i.e., 1/12th of the grant). Only an Eligible Optionee may participate in the Offer. Therefore, any portion of an Eligible Option Grant that is “beneficially owned” by a person who is not an Eligible Optionee may not be amended in the Offer. For example, if part of an Eligible Option Grant is assigned by a domestic relations order (or comparable legal document) to your former spouse, only the portion that is beneficially owned by you may be eligible for amendment.

Q8: Am I an Eligible Optionee?

You are an Eligible Optionee if you were granted an Eligible Option Grant and you are a current employee as of July 23, 2007. If your employment with us terminates prior to the Expiration Time, you will no longer be an Eligible Optionee.

If you are an Eligible Optionee, you should have received a personalized Eligible Option Grant Detail Statement that describes your Eligible Option Grant. If you believe that you are an Eligible Optionee and you have not yet received your Eligible Option Grant Detail Statement, please contact alteralegal@altera.com immediately.

Q9: Are optionees resident outside the United States eligible to participate in the Offer?

Yes. If you are a current employee of the company or an affiliated entity holding an Eligible Option Grant and are subject to taxation in the United States with respect to that option, then you are eligible to participate in the Offer even if you do not currently reside in the United States.

Q10: Did any portion of my Eligible Option Grant vest after December 31, 2004?

We believe that the Eligible Option Grant was fully vested as of December 31, 2004 and, therefore, that none of the grant is subject to Section 409A. However, documentation supporting the Eligible Option Grant is somewhat inconsistent as to the date on which the grant was fully vested. Thus, the company is offering to amend the Eligible Portion of the Eligible Option Grant (the Eligible Portion is the portion that vested over the month of December 2004) in the event any Eligible Optionees believe the IRS will disagree with the company’s assessment. In particular, the stock option agreement that was provided to Eligible Optionees in connection with the Eligible Option Grant states that the option will vest monthly at a rate of 8.33333% per month beginning on January 1, 2004; however, the agreement then lists the “full vest date” as January 1, 2005. Because an option that vests monthly over the course of one year, beginning on January 1, would have fully vested by December 31, the company believes that the Eligible Option Grant is not subject to Section 409A. However, you must make your own assessment of the situation with the knowledge that the IRS may have a different opinion.

Q11: Why is Altera making this Offer if it believes that the Eligible Portion of my Eligible Option Grant is not subject to Section 409A?

We are making this Offer in case you disagree with our assessment that the Eligible Portion of your Eligible Option Grant is not subject to Section 409A or do not want to risk the IRS disagreeing. The IRS has sought information from Altera on Section 409A issues, and it is possible that the IRS will audit our employees regarding such matters.

Q12: If I choose not to participate in the Offer and the IRS later audits me and takes the position that the Eligible Portion of the Eligible Option Grant is subject to Section 409A, will Altera pay for any expenses or penalties I incur as a result of the audit?

No, if you decide not to participate in the Offer, you will be personally responsible for any costs and/or penalties that you incur as a result.

Q13: Does the Offer apply to shares of Altera common stock that I currently own?

No. The Offer relates only to the Eligible Portion of your Eligible Option Grant.

Q14: What happens to the portion of my Eligible Option Grant that was vested as of December 31, 2004?

Under Section 409A, any portion of a stock option that had vested as of December 31, 2004 are exempted from the adverse personal tax treatment under Section 409A. We refer to those options herein as the Ineligible Portion.

Q15: Will the exercise price of my Eligible Option Grant change if I participate in the Offer?

No. Your Eligible Option Grant, as amended by the Offer, will continue to be subject to the same exercise price as in effect prior to the amendment of the Eligible Portion of your Eligible Option Grant.

Q16: Will the number of shares subject to my Eligible Option Grant change if I participate in the Offer?

No. The number of shares of our common stock subject to the Eligible Option Grant will not change.

Q17: Why am I receiving this Offering Memorandum? Why does this Offering Memorandum refer to the “tendering” of my Eligible Option Grant? What does “tender” mean?

We are offering to amend the Eligible Portion of your Eligible Option Grant in a way that requires the consent of the Eligible Optionee. The SEC may take the position that we are offering new options to you in exchange for surrendering, or “tendering,” your existing options. In other words, if you “tender” the Eligible Portion of your Eligible Option Grant to us, we will give you Amended Options in exchange. The SEC requires that if we are asking you to “tender” the Eligible Portion of your Eligible Option Grant, then we must make certain filings with the SEC and provide you with disclosures such as those contained in the Offering Memorandum. The Offering Memorandum contains the official terms and conditions of our Offer.

Q18: Can I elect to increase the exercise price of my Eligible Option Grant instead of selecting an Amended Exercise Schedule?

No. You may not elect to increase the exercise price of the Eligible Portion of your Eligible Option Grant in lieu of selecting an Amended Exercise Schedule.

Questions About Selecting a Chosen Exercise Year

Q19: Who selects the “Chosen Exercise Year”?

You will select a Chosen Exercise Year for the Eligible Portion of your Eligible Option Grant. The Chosen Exercise Year may be any calendar year between 2008 and 2010 (the year in which your Eligible Option Grant expires).

Q20: Can I pick more than one Chosen Exercise Year?

No.

Q21: Can I pick 2007 as my Chosen Exercise Year?

No, under the regulations applicable to Section 409A, you cannot pick the year in which you make your election to amend the Eligible Portion of your Eligible Option Grant.

Q22: What happens if I pick the year in which my Eligible Option Grant will expire as my Chosen Exercise Year?

Your participation in this Offer will not extend the term of your Eligible Option Grant beyond the existing expiration date. Therefore, if you select 2010 as the Chosen Exercise Year, you will not have the full calendar year to exercise your Amended Option. In that case, your last day to exercise the Amended Option will be December 20, 2010 because that is the expiration date of the Eligible Option Grant.

Questions About Exercising Options Amended Under the Offer

Q23: If I elect to amend the Eligible Portion of my Eligible Option Grant, when can I exercise?

The Eligible Portion of your Eligible Option Grant, as amended by this Offer, will only be exercisable on the first to occur of four Permissible Exercise Events: your Chosen Exercise Year, your death, your disability (as defined by Section 409A), or a change in control of Altera (as defined by Section 409A). The Ineligible Portion of your Eligible Option Grant (that is, the portion which may not be amended pursuant to this Offer) will continue to be exercisable until the earlier of 30 days after your termination or December 20, 2010 (the expiration date of the Eligible Option Grant).

Whether or not you accept the Offer, any exercise of your Eligible Option Grant must comply with Altera’s Insider Trading Policy and any Blackout Periods.

Q24: Can I change my Chosen Exercise Year after the Offer is completed?

No. Once the Offer expires, your election decision is final and may not be changed. Following the amendment of the Eligible Portion of your Eligible Option Grant, you may exercise your Amended Option prior to the Chosen Exercise Year only if you suffer a disability, if you die, or if Altera undergoes a change in control.

Q25: If I elect to amend my Eligible Option Grant, when will it expire?

In general, if your Amended Option becomes exercisable as a result of your death, disability or change in control of Altera, the Amended Option will expire on the later of (1) December 31 of the year in which such Permissible Exercise Event occurs, or (2) the 15th day of the third calendar month following the actual date of such Permissible Exercise Event.

For example, if your Chosen Exercise Year is 2009 and you die or become disabled on July 31, 2008, then your Amended Option will generally become exercisable on July 31, 2008, and your beneficiary will generally have until December 31, 2008 in which to exercise your Amended Option even though you chose calendar year 2009 as the Chosen Exercise Year.

Similarly, if your Chosen Exercise Year is 2009 and you die or become disabled on November 30, 2008, then your Amended Option will generally become exercisable on November 30, 2008, and your beneficiary will have until February 15, 2009 in which to exercise your Amended Options even though you chose calendar year 2009 as the Chosen Exercise Year.

If a change in control of Altera is the first Permissible Exercise Event with regard to an Amended Option, your Amended Option may expire prior to the time described above if the terms of the transaction agreement between Altera and the acquiring entity provide for the termination of your Amended Option.

If none of these events occurs prior to January 1 of your Chosen Exercise Year, then your Amended Option will generally terminate and cease to be exercisable as of December 31 of the Chosen Exercise Year.

If you choose 2010 (the year in which your Eligible Option Grant will expire) as your Chosen Exercise Year, then your Amended Option will expire on December 20, 2010 (the original expiration date).

In no event will the Amended Option be exercisable following the original expiration date of the Eligible Option Grant.

We call the date on which your Amended Option expires, as described above, the New Termination Date.

Q26: What happens if my service with Altera terminates prior to my Chosen Exercise Year?

If your employment with Altera terminates, voluntarily or involuntarily (other than due to death, disability or a change in control of Altera), before your Chosen Exercise Year, you will forfeit the Eligible Portion of your Eligible Option Grant.

Q27: What happens if my service with Altera terminates during my Chosen Exercise Year?

If your employment with Altera terminates, voluntarily or involuntarily, during your Chosen Exercise Year, then you will have thirty (30) days from the date of your termination to exercise the Amended Option. Thirty days is the normal post-termination exercise period under the 1996 Plan.

Questions About Deciding Whether to Participate in the Offer

Q28: Am I required to participate in the Offer?

No. Participation in the Offer is voluntary and you are not required to amend the Eligible Portion of your Eligible Option Grant. However, Altera considers this Offer a one-time-only opportunity, and is not considering making any additional tender offers or providing Eligible Optionees with additional opportunities to amend the Eligible Portion of their Eligible Option Grant to comply with Section 409A.

Q29: If I accept the Offer, am I guaranteed that the Eligible Portion of my Eligible Option Grant will not be subject to the adverse personal tax consequences under Section 409A?

No. While we believe that this Offer complies in good faith with applicable regulations to avoid the potentially adverse personal tax consequences of Section 409A, we cannot guarantee that the IRS won’t issue additional guidance or regulations that will negatively impact you.

Please see Section 12 of the Offering Memorandum, Material U.S. Federal Income Tax Consequences, beginning on page 44 for more detailed information regarding the tax consequences of this Offer.

We strongly recommend that you consult with your personal financial, tax and legal advisors to determine the tax consequences of electing or declining to participate in the Offer.

Q30: If I choose to participate in the Offer, am I required to amend the entire Eligible Portion of my Eligible Option Grant?

Yes, if you tender the Eligible Portion of your Eligible Option Grant for amendment, you must tender the entire Eligible Portion of that grant.

Q31: What happens if I hold an Eligible Option Grant and I do not participate in the Offer?

If you do not elect to participate in the Offer, then your Eligible Option Grant will continue to be exercisable in accordance with its current terms. However, you should be aware that adverse personal tax consequences under Section 409A (and state tax laws) may apply to your Eligible Option Grant, and you will be solely responsible for any taxes, penalties, or interest payable under Section 409A (and state tax laws).

Q32: Will my decision about participating in the Offer affect my eligibility to receive future stock option or restricted stock unit grants from Altera?

No. Your decision to accept or reject the Offer will have no effect on your eligibility to receive other equity awards in the future from Altera. Any additional equity awards granted to Eligible Optionees in the future will be made in the sole discretion of the Board (or a duly appointed committee thereof) without regard to a decision to accept or reject the Offer.

Q33: What does Altera think of the Offer?

Although the Board has approved the Offer, neither Altera nor our Board makes any recommendation as to whether you should participate in the Offer. You must make your own decision as to whether to accept the Offer and amend the Eligible Portion of your Eligible Option Grant. You should carefully review this Offering Memorandum in its entirety before deciding whether to elect to participate in the Offer. We strongly recommend that you consult with your personal financial, tax, and legal advisors in order to determine whether to accept or decline this Offer.

Q34: Can anyone at Altera help me decide whether I should participate in the Offer?

Unfortunately, no. We have not authorized any person to make any recommendation on our behalf as to whether you should amend the Eligible Portion of your Eligible Option Grant pursuant to the Offer. We have not authorized anyone to give you any information or to make any representation in connection with the Offer other than the information and representations contained in the Offering Memorandum. If anyone (including anyone at Altera) makes any such recommendation or representation to you or gives you any such information, you must not rely upon that recommendation, representation or information as having been authorized by Altera. We strongly recommend that you consult with your personal financial, tax and legal advisors to determine the tax consequences of electing or declining to participate in the Offer.

Q35: What risks should I consider in deciding whether to participate in the Offer?

Amending the Eligible Portion of your Eligible Option Grant pursuant to the Offer does involve some risks. In particular, if you amend the Eligible Portion of your Eligible Option Grant, you will change the exercise schedule and possibly the expiration date for those options (however, in no case will the expiration date be extended beyond your option’s current expiration date). In effect, you would be replacing currently exercisable options for options that are not exercisable and that may not ever become exercisable. In amending the Eligible Portion of your Eligible Option Grant, you should carefully consider this risk, the risks that are part of our business and financial condition, as well as certain tax risks, which are described on page 8 of the Offering Memorandum.

Q36: How might stock price fluctuations in the future impact my decision?

While we believe that this Offer will give Eligible Optionees the opportunity to avoid the adverse personal tax consequences of Section 409A, we cannot guarantee that Eligible Optionees will ultimately be better off by holding options with the Amended Exercise Schedule than they would by not participating in the Offer, and paying the resulting taxes and any associated penalties and interest charges. We strongly recommend that you consult with your personal financial, tax and legal advisors to determine the consequences of accepting or rejecting the Offer.

Q37: Where can I find out more information about the Offer?

The complete terms and conditions of the Offer are set forth in the Offering Memorandum. You should carefully read the Offering Memorandum in its entirety to learn about the Offer.

In addition, Altera will be holding informational meetings that will review the terms and conditions set forth in the Offering Memorandum. These meetings will be held in San Jose, California at the following times:

Wednesday, July 25, 2007	10:00-11:00 AM (PDT)	CR 2101
Thursday, July 26, 2007	1:30-2:30 PM (PDT)	CR 3171
Wednesday, August 1, 2007	2:00-3:00 PM (PDT)	CR 2101

There will be no material difference in the information provided at each of these meetings. If you cannot attend one of these meetings, you may obtain a copy of the slides that will be shown at the informational meetings and have been filed with the SEC as an Exhibit to the Schedule TO by contacting Altera’s legal department at alteralegal@altera.com.

Questions About the Process of Making an Election Under the Offer

Q38: If I am an Eligible Optionee, how do I make an election to participate in the Offer?

Whether you accept the Offer or not, you must complete and submit an election form that sets forth your decision. If you elect to participate in the Offer, you must indicate on the form which Chosen Exercise Year you are selecting. The form is filed with the Schedule TO as Exhibit 99.(a)(1)(F). It was attached to the email announcement of the tender offer that you received from Katherine Schuelke on July 24 and is also available by email request to stockadm@altera.com or alteralegal@altera.com. You may submit your form by fax at (408) 544-8000 or via PDF email to alteralegal@altera.com. Your election form must be received before 5:00 p.m., Pacific Time, on Friday, August 31, 2007 (or a later termination date if we extend the Offer). Any election form not received by the Expiration Time (or a later termination date if we extend the Offer) will be disregarded.

Q39: If I am an Eligible Optionee but I do NOT want to amend my Eligible Option Grant, do I need to fill out an election form?

Yes. If you are an Eligible Optionee, you will need to fill out an election form even if you do not wish to amend the Eligible Portion of your Eligible Option Grant in order to formally notify Altera that you are rejecting the Offer as to the Eligible Portion of your Eligible Option Grant. Your failure to submit an election form will be regarded as an election not to participate in the Offer.

Please note that if you do not elect to amend the Eligible Portion of your Eligible Option Grant, adverse personal tax consequences under Section 409A (and similar state tax laws) may apply to the Eligible Portion of your Eligible Option Grant, and you will be solely responsible for any taxes, penalties, or interest payable under Section 409A (and similar state tax laws).

Q40: During what period of time may I make my election?

The Offer, and your right to tender or not to tender the Eligible Portion of your Eligible Option Grant for amendment, and your right to withdraw or change any previous election to tender or not to tender the Eligible Portion of your Eligible Option Grant for amendment, expires at 5:00 p.m., Pacific Time, on August 31, 2007 (the “Expiration Time”), unless and until we, in our discretion or as required, extend the period of time during which the Offer will remain open.

If we extend the period of time during which the Offer will remain open, the term “Expiration Time” will refer to the latest time and date at which the Offer expires. You must submit your election form before the extended Expiration Time. We do not currently expect to extend the Offer.

If we do not receive your complete and correct election form and any other required documentation before the Expiration Time, you will not be able to amend the Eligible Portion of your Eligible Option Grant.

Q41: How will I know if the period of time during which the Offer will remain open is extended?

If we extend the length of time during which the Offer is open, we will issue an announcement no later than 4:59 p.m., Pacific Time, on August 31, 2007. Any announcement relating to the Offer will be sent promptly to all Eligible Optionees in a manner reasonably designed to inform Eligible Optionees of the change, which may include an email communication from alteralegal@altera.com.

Q42: What happens if my service with Altera terminates prior to the Expiration Time?

You must be an employee of Altera at the Expiration Time in order to participate in the Offer. If your service terminates prior to the Expiration Time, you will cease to be an Eligible Optionee and any election that you made prior to the termination of your employment will be ineffective and the Eligible Portion of your Eligible Option Grant will not be amended under the Offer.

Q43: Can I change my election after I submit my election form?

You may change your previously submitted election at any time prior to the Expiration Time. You may change your previously submitted elections more than once prior to the Expiration Time but you will be bound by the last properly submitted election we receive from you before the Expiration Time. If you submit a change to your election during the Offer, you should print a copy of your revised election form and your updated Election Confirmation Statement, and keep these documents with your other records for this Offer.

Q44: Can I exercise my Eligible Option Grant prior to the Expiration Time?

You may exercise your Eligible Option Grant during the term of the Offer, provided that such exercise complies with the existing terms of your Eligible Option Grant, Altera’s Insider Trading Policy, and any interim blackout periods during which cashless exercises and sales to cover are not permitted. However, any election you have made to accept the Offer as to the exercised shares will be null and void. Potential adverse personal tax consequences under Section 409A (and similar state tax laws) may apply to your exercise, for which you will be solely responsible.

Q45: Will Altera tell me if there is a problem with my election form?

If you have properly submitted an election form, we will send you an Election Confirmation Statement within three business days after we have received your election. If you do not receive such an Election Confirmation Statement, please contact alteralegal@altera.com. Please note that Altera is not obligated to give you notice of any defects or irregularities in any election form, or other related documentation, and no one will be liable for failing to give notice of any defects or irregularities. The delivery of all documents, including election forms, is at your risk

Q46: How will I know if I have properly accepted the Offer?

You will receive an Election Confirmation Statement confirming your election within three business days after we receive your election (or a change to your election) and then again within three business days after the Expiration Time. If you have a question prior to the Expiration Time regarding the validity of your election, please send your question to alteralegal@altera.com.

Altera will determine, in our discretion, all questions as to the form and validity, including time of receipt, of documentation related to this Offer. Our determinations regarding these matters will be final and binding.

Q47: If I accept the Offer, when will the Eligible Portion of my Eligible Option Grant be amended?

Unless we amend or terminate the Offer in accordance with its terms, Altera will amend the Eligible Portion of the Eligible Option Grant as to which you made a valid election (and did not validly revoke that election) effective as of the Expiration Time (such date, the “Amendment Date,” which is currently expected to be Friday, August 31, 2007) to reflect the Amended Exercise Schedule (and associated New Termination Date).

Q48: Is there any reason why the Eligible Portion of my Eligible Option Grant would not be amended if I make an election to accept the Offer?

This Offer is subject to the terms and conditions described in the Offering Memorandum. We will only accept elections as to the Eligible Portion of the Eligible Option Grant that are properly submitted for amendment and not validly withdrawn in accordance with Sections 4 and 5 of the Offering Memorandum before the Expiration Time. We may, however, reject any or all election forms to the extent that (1) we determine they were not properly submitted, (2) we determine it is unlawful to accept the Eligible Option Grant tendered for amendment, or (3) certain conditions described in the Offering Memorandum exist which in our reasonable judgment makes it inadvisable to proceed with the Offer. See Sections 6 and 7 of the Offering Memorandum.

Questions About the Tax Consequences of the Offer

Q49: What are the tax consequences to me under Section 409A if I don’t accept the Offer?

If you do not accept the Offer as to the Eligible Portion of your Eligible Option Grant, you may be subject to taxation as described in Q4 above. You will be solely responsible for any taxes, penalties, or interest payable under Section 409A (and state tax laws).

Q50: If I don’t accept the Offer, will Altera withhold Section 409A taxes from future paychecks?

No, if you choose not to participate in the Offer, Altera will not withhold Section 409A taxes from your future paychecks because Altera believes that the Eligible Option Grant was fully vested on December 31, 2004 and is therefore not subject to Section 409A. Altera is making this Offer only in the event that Eligible Optionees believe the IRS might disagree with our analysis.

Q51: What are the tax consequences to me if I accept the Offer and amend the Eligible Portion of my Eligible Option Grant?

If you accept the Offer to amend the Eligible Portion of your Eligible Option Grant, the amendment should not be a taxable event for U.S. federal income tax purposes. We believe that we have complied in good faith with the regulations applicable to Section 409A and that you will be able to avoid the potentially adverse personal tax consequences thereof by participating in the Offer.

Accordingly, upon each exercise of your Amended Option, you will recognize ordinary income taxable at regular rates equal to the excess of (i) the fair market value of the purchased shares at the time of exercise over (ii) the exercise price paid for those shares, and Altera must collect the applicable withholding taxes with respect to such income. The subsequent sale of the shares acquired upon the exercise of your Amended Option will give rise to a capital gain to the extent the amount realized upon that sale exceeds the sum of the (i) exercise price paid for the shares plus (ii) the taxable income recognized in connection with the exercise of your Amended Option for those shares. A capital loss will result to the extent the amount realized upon such sale is less than such sum. The gain or loss will be long-term if the shares are not sold until more than one (1) year after the date the Amended Option is exercised for those shares.

Q52: What happens if the Code changes again?

We consider the Offer to be a one-time-only offer. Although we believe that the Offer gives our Eligible Optionees an opportunity to avoid certain penalties and other adverse personal tax consequences under Section 409A, we cannot guarantee that future changes to Section 409A will not affect the tax treatment of your Eligible Option Grant. We do not expect to offer another option amendment program in the foreseeable future.

We strongly recommend that you consult with your personal financial, tax and legal advisors to determine the tax consequences of electing or declining to participate in the Offer.

OFFER TO AMEND ELIGIBLE OPTION GRANTS

INTRODUCTION

THE OFFER

1. ELIGIBLE OPTIONEES; ELIGIBLE OPTION GRANTS; THE PROPOSED AMENDMENT; THE AMENDED OPTIONS; EXPIRATION AND EXTENSION OF OFFER; NOTIFICATION

Altera is offering Eligible Optionees the opportunity to amend the Eligible Portion of the Eligible Option Grant granted under the 1996 Plan. As described in this Section 1 of the Offering Memorandum, the Eligible Portion of the Eligible Option Grant, as amended, will cease to be exercisable and will become exercisable only upon the occurrence of a Permissible Exercise Event. The other material terms and conditions of the Amended Option, including the exercise price, will not be affected by the Offer.

We are making the Offer on the terms and subject to the conditions described in this Offering Memorandum, as they may be amended from time to time. The Offer is not conditioned on the acceptance of the Offer by a minimum number of Eligible Optionees or the tender of elections to amend Eligible Portions of Eligible Option Grants covering a minimum number of shares of Altera common stock.

Eligible Optionees.

All individuals who were granted an Eligible Option Grant and who, as of the Expiration Time, are current employees who are subject to tax in the U.S. with respect to the Eligible Option Grant may participate in the Offer (the “Eligible Optionees”). If your employment with us terminates prior to the Expiration Time, you will no longer be an Eligible Optionee, and any election that you make or have made to accept the Offer in respect of your Eligible Option Grant will not be accepted or become effective. Your employment with Altera will remain “at-will” regardless of your participation in the Offer and can be terminated by you or us at any time.

None of the current members of our Board of Directors (the “Board”) or employees who were executive officers at the time the Eligible Option was granted are eligible to participate in the Offer. As previously noted, the only current executive officers eligible to participate in the Offer are Katherine Schuelke and William Hata.

Eligible Option Grants

An Eligible Option Grant for purposes of this Offer is the stock option that was granted on December 20, 2000 under the 1996 Plan.

Only a certain portion of the Eligible Option Grant may be amended under the Offer. The Eligible Portion of the Eligible Option Grant is the portion that has each of the following characteristics:

•	the portion of the Eligible Option Grant that may have vested after December 31, 2004;

•	the portion of the Eligible Option Grant that is still outstanding and unexercised as of the Expiration Time; and

•	the portion of the Eligible Option Grant that is beneficially owned by the Eligible Optionee.

Any portion beneficially owned by a person who is not an Eligible Optionee may not be amended in the Offer (even if legal title to that portion of the Eligible Option Grant is held by you and you are an Eligible Optionee). The Eligible Portion of an Eligible Option Grant that is covered by a domestic relations order (or comparable legal document as the result of the end of a marriage) is the portion of that Eligible Option Grant that is beneficially owned by the Eligible Optionee.

For example, if you hold an Eligible Portion of an Eligible Option Grant to purchase 1,000 shares that is subject to a domestic relations or similar order, and 200 of those shares are beneficially owned by your former spouse, then you may elect to amend the Eligible Portion of the Eligible Option Grant only as to the 800 shares subject to the Eligible Portion of the Eligible Option Grant that you beneficially own.

Please note that the portion of an Eligible Option Grant that (A) is considered “Grandfathered Options” (defined below), (B) has already been exercised, (C) has expired or otherwise been cancelled or (D) is beneficially owned by someone other than the Eligible Optionee is not eligible for the Offer and collectively are deemed to be the Ineligible Portion of the Eligible Option Grant. “Grandfathered Options” are the portion of your Eligible Option Grant that was vested as of December 31, 2004. Under Section 409A, Grandfathered Options are exempted from the adverse personal tax treatment under Section 409A and therefore are not eligible to participate in this Offer. Any amendment of the Eligible Portion of your Eligible Option Grant will not affect the Ineligible Portion of your Eligible Option Grant.

Altera believes that the Eligible Option Grant was fully vested as of December 31, 2004 and, therefore, none of the grant is subject to Section 409A. However, documentation supporting the Eligible Option Grant is somewhat inconsistent as to the date on which the grant was fully vested. Thus, the company is offering to amend the Eligible Portion of the Eligible Option Grant (the Eligible Portion is the portion that vested over the month of December 2004) in the event any Eligible Optionees believe the IRS might disagree with the company’s assessment. In particular, the stock option agreement that was provided to Eligible Optionees in connection with the Eligible Option Grant states that the option will vest monthly at a rate of 8.33333% per month beginning on January 1, 2004; however, the agreement then lists the “full vest date” as January 1, 2005. Because an option that vests monthly over the course of one year, beginning on January 1, would have fully vested by December 31, the company believes that the Eligible Option Grant is not subject to Section 409A. However, you must make your own assessment of the situation with the knowledge that the IRS may have a different opinion. Should you elect not to participate in the Offer, and the IRS deems the Eligible Portion of the Eligible Option Grant to be subject to Section 409A, you may be subject to adverse personal tax consequences under Section 409A (and state tax laws that are similar to Section 409A) for which you will be solely responsible. You are urged to evaluate carefully all of the information in this Offering Memorandum and to consult your own investment, legal and tax advisors.

If you are an Eligible Optionee, then in a separate personalized email being sent to you in connection with this Offering Memorandum, you should have received a personalized Eligible Option Grant Detail Statement (in substantially the form filed as Exhibit 99.(a)(1)(E) to the Schedule TO) that describes your Eligible Option Grant (including the Eligible Portion thereof). If you believe that you are an Eligible Optionee and you have not yet received your personalized Eligible Option Grant Detail Statement, please contact alteralegal@altera.com immediately.

As of July 20, 2007, options to purchase 40,727,294 shares of Altera common stock were outstanding under our 1996 Plan with exercise prices of between $7.27 and $61.56. Of these options, the Eligible Portions of the Eligible Option Grants cover an aggregate of 77,208 shares of Altera common stock. As of July 20, 2007, the shares of common stock issuable upon the exercise of the Eligible Portions of the Eligible Option Grants represent approximately .19% of the total shares of common stock issuable upon exercise of all options outstanding under the 1996 Plan and approximately .02% of the total outstanding shares of Altera common stock.

The Proposed Amendment

The Offer is an offer to amend the Eligible Portion of an Eligible Option Grant to delay the first permissible date of exercise of the Eligible Portion to the earliest of the following Permissible Exercise Events which collectively constitute the Amended Exercise Schedule:

(1)	your death;

(2)	your disability as defined by Section 409A;

(3)	a change in control of Altera as defined under Section 409A; or

(4)	January 1 of the calendar year specified by you (you may choose 2008, 2009 or 2010, the year the Eligible Option Grant expires) (the “Chosen Exercise Year”).

The Eligible Portion of an Eligible Option Grant that is amended pursuant to this Offer is deemed to be an Amended Option and will generally have the same material terms and conditions as it did prior to its amendment pursuant to this Offer, including the same exercise price, except that the Amended Option will cease to be exercisable as of the Amendment Date, and will again become exercisable only upon the earliest to occur of the four Permissible Exercise Events (subject to any restrictions on exercise as a result of Altera’s Insider Trading Policy or any interim blackout periods during which cashless exercises and sales to cover are not permitted (the period during which any such restrictions on exercise are implemented is deemed to be a Blackout Period)). Even though your Eligible Option Grant is fully vested, by electing to amend the Eligible Portion of your Eligible Option Grant, the Amended Option will not be exercisable until the occurrence of the first Permissible Exercise Event (that is, until the earliest of your death, your disability, a change in control of Altera, or the Chosen Exercise Year).

Selecting Your Chosen Exercise Year: You will need to select a Chosen Exercise Year for the Eligible Portion of the Eligible Option Grant. The Chosen Exercise Year may be 2008, 2009 or 2010 (the year in which your Eligible Option Grant expires).

New Exercise Period and Termination Date for your Amended Option: In general, if your Amended Option becomes exercisable for any of the first three reasons described in the list above (i.e., death, disability or change in control of Altera), it will terminate on the later of (1) December 31 of the year in which such Permissible Exercise Event occurs, and (2) the 15th day of the third calendar month following the actual date of such Permissible Exercise Event. In general, if one of these first three reasons occurs on or prior to September 30 of a given calendar year, the applicable expiration date according to the formula above will generally be December 31 of that year.

For example, if the Chosen Exercise Year is calendar year 2009 and you become “disabled” on July 31, 2008, then your Amended Option will become exercisable on July 31, 2008 and you will have until December 31, 2008 in which to exercise your Amended Option, even though you selected calendar year 2009 as the Chosen Exercise Year.

Similarly, if the Chosen Exercise Year is calendar year 2009 and you become “disabled” on November 30, 2008, then your Amended Option will become exercisable on November 30, 2008 and you will have until February 15, 2009 in which to exercise your Amended Option, even though you selected calendar year 2009 as the Chosen Exercise Year.

Please note that if your employment with Altera terminates, voluntarily or involuntarily, prior to your Chosen Exercise Year (other than pursuant to your death, your disability or a change in control of Altera), you will forfeit the Amended Option. If you terminate during your Chosen Exercise Year, then you will have thirty days from the effective date of your termination to exercise your Amended Option.

If a change in control of Altera is the first Permissible Exercise Event with regard to an Amended Option, and the terms of the transaction agreement between Altera and the acquiring entity provide for the termination of your Amended Option if the Amended Option is not exercised prior to the consummation of the transaction (to the extent permitted under the 1996 Plan), then your Amended Option may expire earlier than described above.

If none of the first three Permissible Exercise Events occurs prior to January 1 of the Chosen Exercise Year, then your Amended Option will become exercisable on January 1 of that Chosen Exercise Year, and you may generally exercise your Amended Option throughout that calendar year, subject to the Blackout Period. Your Amended Option will then generally terminate and cease to be exercisable after December 31 of the Chosen Exercise Year. Please note that if you select 2010, the last calendar year of the term of your Eligible Option Grant, as the Chosen Exercise Year, you will not have the full calendar year to exercise your Amended Option, because the original expiration date of your Eligible Option Grant will not change. Therefore, your final day to exercise the Amended Option would be December 20, 2010. Your participation in this Offer will NOT extend the term of your Eligible Option Grant beyond the existing expiration date.

In any event, if you have not exercised your Amended Option within the time periods described above (the last day of the applicable period is deemed to be the New Termination Date), your Amended Option will expire and you will have no further rights to purchase any shares under your Amended Option.

In the event of ambiguity, the Stock Option Plans Committee of our Board will have discretion to determine when, whether, and to what extent a Permissible Exercise Event has occurred and the expiration date applicable to the Amended Options.

Certain Definitions

For the purposes of determining the occurrence of a disability as a Permissible Exercise Event, as defined under Section 409A, an employee is “disabled” if the employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of Altera.

For the purposes of determining the occurrence of a change in control as a Permissible Exercise Event, as defined under Section 409A, a “change in control” means any of the following: (i) the date that any one person or persons acting as a group acquires ownership of Altera stock constituting more than fifty percent (50%) of the total fair market value or total voting power of Altera; (ii) the date that any one person or persons acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of the stock of Altera possessing thirty percent (30%) or more of the total voting power of the stock of Altera; (iii) the date that any one person or persons acting as a group acquires assets from Altera that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of Altera immediately prior to such acquisition; or (iv) the date that a majority of members of our Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.

Additional Considerations

In deciding whether to accept the Offer to amend the Eligible Portion of your Eligible Option Grant to reflect the Amended Exercise Schedule, you should know that Altera continually evaluates and explores strategic opportunities as they arise, including business combination transactions, strategic partnerships, capital infusions, and the purchase or sale of assets. At any given time, we may be engaged in discussions or negotiations with respect to various corporate transactions. We also grant options in the ordinary course of business to our new employees, including our executive officers. Our employees, including our executive officers, from time to time acquire or dispose of our securities. Subject to the foregoing, and except as otherwise disclosed in the Offer or in our filings with the SEC, we presently have no plans or proposals that relate to or would result in:

(a) any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

(b) any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

(c) any material change in our present dividend rate or policy, or our indebtedness or capitalization, except that we are currently negotiating a financing commitment letter to provide a long-term credit facility of up to $750 million for potential repurchases of our common stock;

(d) any change in our present Board or executive management team, including any change to the material terms of any executive office’s employment, except that the Nominating and Governance Committee of our Board from time to time interviews potential candidates to serve as additional members of our Board;

(e) any other material change in our corporate structure or business;

(f) our common stock not being authorized for quotation in an automated quotation system operated by a national securities association;

(g) our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934 (the “Securities Exchange Act”);

(h) the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act;

(i) the acquisition by any person of any of our securities or the disposition of any of our securities, other than in the ordinary course or pursuant to existing options or other rights; or

(j) any change in our certificate of incorporation or bylaws, or any actions which may impede the acquisition of control of us by any person.

The Amended Options

This Offer is subject to the terms and conditions described in this Offering Memorandum. We will only accept elections as to the Eligible Portion of the Eligible Option Grant that are properly submitted for amendment and not validly withdrawn in accordance with Sections 4 and 5 of this Offering Memorandum before the Expiration Time. We may, however, reject any or all election forms to the extent that we determine they were not properly submitted, to the extent that we determine it is unlawful to accept the Eligible Option Grant tendered for amendment, or to the extent certain conditions described in this Offering Memorandum exist which in our reasonable judgment makes it inadvisable to proceed with the Offer. See Sections 6 and 7 of this Offering Memorandum.

Unless we amend or terminate the Offer in accordance with its terms, Altera will amend the Eligible Portion of any Eligible Options that is the subject of a valid election, effective as of the Expiration Time (such date, the Amendment Date, is currently expected to be Friday, August 31, 2007) to reflect the Amended Exercise Schedule (and associated New Termination Date). You will receive an Election Confirmation Statement within three business days after the Expiration Time.

The amendment of the Eligible Portion of an Eligible Option Grant pursuant to this Offer will not affect the terms and conditions of the Eligible Portion of the Eligible Option Grant (other than as to the exercise schedule and expiration date) and will not affect the Ineligible Portion of the Eligible Option Grant. Your Amended Option will continue to be subject to the same exercise price as in effect prior to the amendment pursuant to this Offer. The number of shares of our common stock subject to the Amended Option will be equal to the number of shares of our common stock subject to the Eligible Portion of the Eligible Option Grant prior to the amendment (except as such number may be adjusted in the event of certain corporate changes as currently provided in the 1996 Plan). Each Amended Option and the related Ineligible Portion of the Eligible Option Grant will continue to be subject to the terms and conditions of the 1996 Plan. The terms of the 1996 Plan permit us to amend outstanding options with the written consent of the optionholder. Our Board has delegated administration of the 1996 Plan to the Stock Option Plans Committee, including the power to construe, interpret and amend the 1996 Plan. All shares of common stock issuable upon exercise of options under the 1996 Plan, including the shares that will be issuable upon exercise of the Amended Options, have been registered under the Securities Act of 1933 (the “Securities Act”) on one or more Registration Statements on Form S-8 filed with the SEC. The preceding description of the 1996 Plan is a summary and is not complete. Additional information about the 1996 Plan may be found in the 1996 Plan document, which is filed as Exhibit 99.(d)(1)(A) to the Schedule TO and is incorporated herein by reference, and in the S-8 Registration Statements and the related Prospectuses prepared in connection with the 1996 Plan. Please contact stockadm@altera.com to request copies of the 1996 Plan or the related Prospectus or visit the Stock Administration page of Alteranet. Copies will be provided promptly and at our expense.

You should carefully review the current terms of your Eligible Option Grant, as well as the 1996 Plan and Plan summary, online at http://is-web.altera.com/stock/html/index/main.htm.

Expiration and Extension of Offer

The Offer, and your right to tender or not to tender the Eligible Portion of your Eligible Option Grant for amendment and your right to withdraw or change any previous election to tender or not to tender the Eligible Portion of your Eligible Option Grant for amendment, expires at 5:00 p.m., Pacific Time, on Friday, August 31, 2007, unless and until we, in our discretion or as required, extend the period of time during which the Offer will remain open. If you wish to accept the Offer, you must make a voluntary election before the Expiration Time to amend the Eligible Portion of your Eligible Option Grant. Any election to amend the Eligible Portion of your Eligible Option Grant, if not validly withdrawn before the Expiration Time, will be irrevocable after that time.

If we extend the period of time during which the Offer will remain open, the term “Expiration Time” will refer to the latest time and date at which the Offer expires and we must receive the required documents before the extended Expiration Time. Section 13 of this Offering Memorandum describes our rights to extend, terminate and amend the Offer. We do not currently expect to extend the Offer.

If you do not elect to amend the Eligible Portion of your Eligible Option Grant before the Expiration Time, the Eligible Portion will remain subject to its current terms, including the current exercise price and expiration date. You should be aware that adverse personal tax consequences under Section 409A may apply to the Eligible Portion of your Eligible Option Grant if it is not amended pursuant to this Offer, and you will be solely responsible for any taxes, penalties, or interest payable under Section 409A.

2. PURPOSE OF THE OFFER

A cornerstone of our success has been the motivation of our employees through appropriate levels of cash and equity compensation. We granted the Eligible Option Grants to attract and motivate our employees and to strengthen the alignment of interests between our employees and stockholders.

Altera determined in mid-2006 that certain stock options that were approved for grant under the 1996 Plan were granted at a discount from fair market value for accounting purposes and, therefore, may be subject to adverse personal tax consequences under Section 409A and the regulations issued by the IRS thereunder. Section 409A, effective January 1, 2005, was added by the AJCA to address perceived abuses in deferred compensation by restricting election and distribution alternatives. Under the AJCA, deferred compensation includes stock options with an exercise price that is less than the fair market value of the underlying common stock to the extent such options were unvested as of December 31, 2004.

In April 2007, the IRS issued final regulations regarding how options that are deemed to be deferred compensation would be treated under Section 409A. Those regulations do not explain how certain taxes that are due under Section 409A should be calculated, or even when (or how often) the taxes come due. However, based on our current understanding and interpretation of the applicable guidance and regulations, as well as verbal statements by the IRS, we believe that unless remedial action is taken to bring a stock option that is subject to Section 409A into compliance before it is exercised, the option will trigger adverse U.S. federal tax consequences on an annual basis until exercised, beginning on January 1, 2008 (provided the option is “in-the-money” on that date). Thus, for example, if you elect not to participate in the Offer (and the IRS concludes that the Eligible Portion is subject to Section 409A), and you do not exercise the Eligible Portion of your Eligible Option Grant until October 1, 2010, then you will likely be taxed on January 1 of 2008, 2009 and 2010, as well as October 1, 2010. A discussion of each particular tax and interest payments follows below.

Annual Taxation Beginning on January 1, 2008. If you do not participate in the Offer, and the IRS concludes that the Eligible Portion of the Eligible Option Grant is subject to 409A (i.e., did not finish vesting by December 31, 2004), you will likely recognize taxable income on January 1 of each year before you exercise (beginning with January 1, 2008, if the option is “in-the-money” by then) in an amount equal to the fair market value of the Eligible Portion of the Eligible Option Grant on such date, less the exercise price payable for those shares. You would have to report that income on your tax return each year. You will be subject to tax again on the date that you exercise the shares.

Additional Taxes under Section 409A. In addition to normal income taxes payable on the option spread (as discussed above), you would also be subject to an additional federal income tax equal to 20% of that spread, plus an “interest-factor tax” based on the IRS’s tax underpayment rate plus one percentage point (currently 9%), which would accrue from the due date for the tax return for 2005 (the vesting year) through the due date for the tax return for the exercise year.

Note: Certain states, including California, have adopted provisions similar to Section 409A under their tax laws, and for optionees subject to income taxation in such states, the total additional Section 409A tax could be up to 40% (a 20% federal add-on tax and up to a 20% state add-on tax). These amounts may be increased by the interest-factor tax imposed at both the federal and state levels.

Interest. You may incur additional interest if you do not pay the taxes attributable to the Section 409A income on a timely basis.

In addition to the federal tax implications discussed above, certain states have adopted provisions similar to Section 409A, so you may incur additional taxes and penalties under such state law provisions with respect to the Eligible Portion of your Eligible Option Grant based on the state in which you are subject to taxation. For instance, California has adopted a provision similar to Section 409A that could result in an aggregate state and federal tax rate of 80% or more with regard to a discounted stock option if you are subject to taxation in California.

The Offer is being made to permit Eligible Optionees to address the potential adverse tax consequences that may apply to the Eligible Portion of their Eligible Option Grants under Section 409A, by amending such options with terms that we believe should avoid the application of such adverse federal tax treatment. However, you should note that the application of Section 409A to the Eligible Portion of the Eligible Option Grants is not entirely free from doubt and we make no representations as to the effect of this Offer under Section 409A or under similar state tax laws. See Section 12, Material U.S. Federal Income Tax Consequences, beginning on page 44.

Neither we nor our Board makes any recommendation as to whether you should accept the Offer to amend the Eligible Portion of your Eligible Option Grant, nor have we authorized any person to make any such recommendation. You must make your own decision whether to accept the Offer, after taking into account your own personal circumstances and preferences. You should be aware that adverse personal tax consequences under Section 409A (and state tax laws that are similar to Section 409A) may apply to the Eligible Portion of your Eligible Option Grant if it is not amended pursuant to the Offer and you will be solely responsible for such consequences. You are urged to evaluate carefully all of the information in this Offering Memorandum and to consult your own investment, legal and tax advisors.

3. STATUS OF ELIGIBLE OPTION GRANTS NOT AMENDED IN THE OFFER.

If you choose not to accept the Offer to amend the Eligible Portion of your Eligible Option Grant, the Eligible Option Grant will remain outstanding in accordance with the existing terms and you may be subject to adverse personal tax consequences under Section 409A (and similar state tax laws). You will be solely responsible for any taxes, penalties or interest payable under Section 409A (and state tax laws).

4. PROCEDURE FOR AMENDING ELIGIBLE PORTION OF ELIGIBLE OPTION GRANT.

Making Your Election

Personalized Eligible Option Grant Detail Statement; Election Forms. In a separate email sent in connection with this Offer, each Eligible Optionee is receiving a personalized statement called the Eligible Option Grant Detail Statement (in substantially the form filed as Exhibit 99.(a)(1)(E) to the Schedule TO) that describes his or her Eligible Option Grant (including the Eligible Portion thereof). If you did not receive your Eligible Option Grant Detail Statement, please contact alteralegal@altera.com. Election Forms for your Eligible Option Grant are available by email request to stockadm@altera.com or alteralegal@altera.com; the form was also attached to the email announcement of the tender offer that eligible employees received from Katherine Schuelke on July 24.

Completing Election Forms. If you are an Eligible Optionee and you wish to participate in the Offer, you must complete an election form. You will be able to view all of the Tender Offer materials that have been filed with the SEC in connection with the Offer at www.sec.gov. You must complete and submit the election form to Stock Administration via facsimile at (408) 544-8000 or via email to alteralegal@altera.com. Please keep a copy of your submitted election form as well as the facsimile confirmation of transmission or “sent” email, as applicable.

On the election form, you will need to indicate whether or not you intend to amend the Eligible Portion of your Eligible Option Grant in accordance with the terms of the Offer and, if so, the Chosen Exercise Year. You must complete and submit an election form even if you decide not to participate in the Offer. Please keep a copy of your signed election form. You will receive an Election Confirmation Statement via email within three business days of submitting your election form; please keep it for your records. If you have any questions about submitting your election form, or if you do not receive your Election Confirmation Statement, please send an email to alteralegal@altera.com. Your election form must be submitted by fax at (408) 544-8000 or email (via PDF at alteralegal@altera.com) before 5:00 p.m., Pacific Time, on Friday, August 31, 2007 (or a later expiration date if Altera extends the Offer). If your election form is not received on or before the Expiration Time it will be disregarded.

The delivery of all documents, including election forms, is at your risk. We intend to confirm the receipt of your election form via email within three business days of receipt. If you have not received an email confirmation, you must notify us that you have provided us with your election form. Only responses that are complete, signed and actually received by the deadline will be accepted. Responses may only be submitted via fax or email. Responses submitted by any other means, including by hand, United States mail and Federal Express (or similar delivery service), are not permitted and will not be accepted.

You do not need to return the stock option agreement for your Eligible Option Grant to effectively accept the Offer.

If we extend the Offer beyond the August 31, 2007 Expiration Time, then you must complete and submit, and we must receive, your election form before the extended Expiration Time. We may decline to amend any Eligible Portion of Eligible Option Grants to the extent that we determine the election form was not properly completed or submitted or to the extent that we determine it would be unlawful to accept the Eligible Portion of the Eligible Option Grant for amendment. Although we may later extend, terminate or amend the Offer, we currently expect to accept all properly submitted election forms promptly following the deadline of 5:00 p.m., Pacific Time, on August 31, 2007. If you do not complete and submit your election form before the Offer expires, it will have the same effect as if you rejected the Offer.

Options to Be Amended

You are not required to tender the Eligible Portion of your Eligible Option Grant. However, if you tender the Eligible Portion of your Eligible Option Grant for amendment, you must tender ALL of the Eligible Portion of the Eligible Option Grant.

Determination of Validity; Rejection of the Eligible Portion of the Eligible Option Grants; Waiver of Defects; No Obligation to Give Notice of Defects

We will determine, in our discretion, all questions as to the number of shares subject to the Eligible Option Grant and the Eligible Portion of the Eligible Option Grant, as well as the validity, form, eligibility (including time of receipt) and acceptance of election forms. Our determinations regarding these matters will be final and binding on all parties. We may reject any or all election forms to the extent that we determine they were not properly completed or submitted or to the extent that we determine it is unlawful to accept the Eligible Portion of the Eligible Option Grant that you elected to amend. We may waive any or all of the conditions of the Offer for all Eligible Optionees. If we waive a condition to the Offer for any one Eligible Optionee, the condition will be waived for all Eligible Optionees. We may waive any defect or irregularity in any election form with respect to any particular option or any particular Eligible Optionee. No Eligible Portion of Eligible Option Grants will be accepted for amendment until all defects or irregularities in the submission have been cured by the Eligible Optionee or waived by

us. However, neither we nor any other person is obligated to give notice of any defects or irregularities involved in the election to amend the Eligible Portion of any Eligible Option Grant, and no one will be liable for failing to give notice of any such defects or irregularities. The Offer is a one-time offer and we will strictly enforce the Expiration Time, subject to our right to grant an extension of the Offer at our sole discretion.

Our Acceptance Constitutes an Agreement

Your acceptance of the Offer pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the Offer. If you are not notified of a rejection of your election form and you receive an Election Confirmation Statement, you may assume that your properly executed and delivered election form has been accepted. Our acceptance of your properly submitted election form will form a binding agreement between you and us on the terms and subject to the conditions of this Offer. If we accept your election form as to the Eligible Portion of your Eligible Option Grant, that Eligible Option Grant will be considered automatically amended as to the Eligible Portion, effective as of the Amendment Date, without any further action by any party. Subject to our rights to extend, terminate, postpone and/or amend the Offer or to reject the Eligible Portion of the Eligible Option Grant you elect to amend, we currently expect that we will accept promptly after the Expiration Time all properly and timely made elections to amend the Eligible Portion of the Eligible Option Grants that have not been validly withdrawn. However, please note it will take several business days after the Expiration Time to update our database and your personal account information to reflect all of the option amendments.

5. CHANGE IN ELECTION OR WITHDRAWAL.

Once you have submitted an election form with respect to the Eligible Portion of an Eligible Option Grant, you may only change or withdraw your election by following the procedures described in this Section 5.

You may change or withdraw your election at any time before 5:00 p.m., Pacific Time, on Friday, August 31, 2007 (or a later expiration date if we extend the Offer). Additionally, you may withdraw the Eligible Option Grant you elected to amend if after forty (40) business days after the commencement of the Offer we have not accepted for amendment the Eligible Portion of the Eligible Option Grant you elected to amend. Assuming we do not extend the Expiration Time, the date of the fortieth (40th) business day is September 18, 2007.

To change or withdraw your election, you must submit a new election form in the form that is filed as Exhibit 99.(a)(1)(F) to the Schedule TO, via facsimile to the attention of the Legal Department at (408) 544-8000, or via PDF email to alteralegal@altera.com.

To change or withdraw your election, we must receive the appropriate election form before 5:00 p.m., Pacific Time, on August 31, 2007 (or a later expiration date if Altera extends the Offer).

You may not rescind any withdrawal. After we have received a properly tendered withdrawal election, to again participate in the Offer, you must deliver a new election form to us before the Expiration Time by following the procedures described in Section 4 above. This new election form must be properly completed, signed and dated after your original election form and after your withdrawal form.

Please print and keep a copy of your revised election form, your new Election Confirmation Statement and your facsimile confirmation of receipt or “sent” email, as applicable, for your record-keeping purposes. Within three business days after submission of your election form, you will be sent an email Election Confirmation Statement reflecting your recent election. Then, within three business days after the Expiration Time, we will email you an Election Confirmation Statement confirming your final election. In the event that you do not receive the emails confirming your election, you must send your printed copy of your revised election form, your new Election Confirmation Statement and your facsimile confirmation of receipt or “sent” email, as applicable, to alteralegal@altera.com to evidence proper and timely submission of your election.

New election forms must be received before 5:00 p.m., Pacific Time, on Friday, August 31, 2007 (or a later expiration date if Altera extends the Offer). Forms not received by the Expiration Time will be disregarded.

You may change your election more than once prior to the Expiration Time, but you will be bound by the last properly submitted election form we receive from you before the Expiration Time and the appropriate forms must be submitted via the process described above. Please note that no facsimile or email submissions will be accepted after the Expiration Time.

Neither we nor any other person is obligated to give you notice of any defects or irregularities in any election form, and no one will be liable for failing to give notice of any defects or irregularities. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of election forms. Our determinations regarding these matters will be final and binding.

6. ACCEPTANCE OF ELIGIBLE PORTIONS OF ELIGIBLE OPTION GRANTS FOR AMENDMENT.

On the terms and subject to the conditions of this Offer and as promptly as practicable following the Expiration Time, we expect to accept for amendment all Eligible Portions of Eligible Option Grants properly tendered for amendment and not validly withdrawn before the Expiration Time.

We will email you an Election Confirmation Statement within three business days after the Expiration Time. Provided you have received an Election Confirmation Statement confirming your election in the Offer after the Expiration Time, you may assume that your properly executed and delivered election form has been accepted.

7. CONDITIONS OF THE OFFER.

Notwithstanding any other provision of the Offer, we will not be required to accept the Eligible Portion of the Eligible Option Grant that you elect to amend, and we may terminate or amend the Offer, or postpone our acceptance of the Eligible Portion of the Eligible Option Grant that you elect to amend, in each case if at any time on or after July 24, 2007 and on or before August 31, 2007, or a later date if the Offer is extended, we determine that any of the following events has occurred that, in our reasonable judgment, materially impairs the contemplated benefits of the Offer to us and thus makes it inadvisable for us to proceed with the Offer or to accept the Eligible Portion of the Eligible Option Grants for amendment:

•	if we are required by the SEC or other regulatory agency to extend the Expiration Time beyond August 31, 2007;

•

if any action or proceeding is threatened, pending or taken, or any approval is withheld, by any court or any government agency, authority, or tribunal, or any other person, domestic or foreign, which action or withholding, in our reasonable judgment, would or might directly or indirectly:

(a) challenge the making of the Offer or make it illegal for us to accept the Eligible Portion of the Eligible Option Grants for amendment or otherwise restrict or prohibit consummation of the Offer;

(b) delay or restrict our ability, or render us unable, to accept the Eligible Portion of the Eligible Option Grants for amendment; or

(c) materially and adversely affect our business, condition (financial or other), income, operations or prospects;

•	if regulatory or legal actions or interpretations would cause the Offer to have adverse accounting consequences to us;

•	if there is:

(a) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

(b) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory; or

(c) any outbreak or material escalation of foreign or domestic hostilities or other calamity, crisis or terrorist action;

•	if another person publicly makes or proposes a tender or exchange offer for some or all of our common stock, or an offer to merge with or acquire us, or we learn that:

(a) any person, entity or “group,” within the meaning of Section 13(d)(3) of the Securities Exchange Act, has acquired or proposed to acquire beneficial ownership of more than five percent (5%) of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than five percent (5%) of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before July 24, 2007; or

(b) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 disclosing or making a public announcement that it intends to acquire us or any of our assets or securities; or

•

the following change or changes occur in our business, condition (financial or other), assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material to us:

(a) litigation or other proceedings instituted against us or our subsidiaries, or any of our officers or directors in their capacities as such, before or by any federal, state or local court, commission, regulatory body, administrative agency or other governmental or legislative body, domestic or foreign, in which an unfavorable ruling, decision, action, order, decree or finding resulting from such litigation or proceeding would materially and adversely affect Altera;

(b) a material loss or interference with our business or properties from fire, explosion, earthquake, flood or other casualty, whether or not covered by insurance, or from any labor dispute;

(c) a substantial decline or increase in our stock price or significant volatility in the market price of our stock resulting from any number of factors including, fluctuations in our operating results, announcements of technological innovations or new products, the announcement, commencement, developments in proprietary rights, or general market conditions;

(d) the suspension of trading in our equity securities by the SEC or by the NASDAQ; or

(e) a material change in the prospects of our business resulting from any number of factors including, fluctuations in our operating results, announcements of technological innovations or new products, developments in proprietary rights, general market conditions, a material adverse change in the financial or securities markets in the United States or in political, financial or economic conditions in the United States or any outbreak or material escalation of foreign or domestic hostilities or other calamity or crisis.

The conditions to the Offer are for our benefit. We may assert the conditions to the Offer in our discretion before the Expiration Time and we may waive the conditions to the Offer in accordance with applicable law, at any time and from time to time before the Expiration Time, whether or not we waive any other condition to the Offer. Should we decide to waive any of the conditions to the Offer, we must do so before 5:00 p.m., Pacific Time, on Friday, August 31, 2007 (or a later expiration date if the Offer is extended).

Our failure to exercise any of these rights is not a waiver of any of these rights. The waiver of any of these rights with respect to particular facts and circumstances is not a waiver with respect to any other facts and circumstances. However, once we choose to waive a particular right, we may not reassert that particular right again in this Offer. Any determination we make concerning the events described in this Section 7 will be final and binding on all Eligible Optionees.

We currently expect that we will accept promptly after the Expiration Time all Eligible Portions of all Eligible Option Grants that are properly submitted to be amended and have not been validly withdrawn prior to the Expiration Time.

The Offer is not conditioned upon any financing arrangement or financing plans. The Offer is not conditioned on the acceptance of the Offer by a minimum number of Eligible Optionees or the tender of elections to amend Eligible Portions of Eligible Option Grants covering a minimum number of shares of Altera common stock.

8. PRICE RANGE OF COMMON STOCK.

There is no established trading market for the Eligible Option Grants. The securities underlying the Eligible Option Grants are shares of our common stock, which are quoted on the NASDAQ under the symbol “ALTR.” The following table shows, for the periods indicated, the high and low sale prices per share of our common stock as quoted on the NASDAQ:

	High	Low
Fiscal Year ending December 28, 2007
Second Quarter (through July 23, 2007)	$24.97	$19.93
First Quarter	$22.05	$19.60

Fiscal Year ended December 29, 2006
Fourth Quarter	$20.65	17.64
Third Quarter	20.23	15.76
Second Quarter	22.03	17.05
First Quarter	21.21	18.44

Fiscal Year ended December 30, 2005
Fourth Quarter	$19.69	16.28
Third Quarter	22.88	18.49
Second Quarter	22.60	18.28
First Quarter	21.37	17.88

As of July 23, 2007, the last reported sale price of our common stock, as reported on the NASDAQ, was $24.92 per share.

The trading price of our common stock has fluctuated in the past, is expected to continue to fluctuate in the future and could decline in the future. In addition, the stock market has experienced extreme price and volume fluctuations that have affected the market prices of many companies, and that have often been unrelated or disproportionate to the operating performance of those companies.

On March 28, 2007, our board of directors declared a quarterly cash dividend of $0.04 per common share which was paid on June 1, 2007 to shareholders of record on May 10, 2007.

You should evaluate current market quotes for our common stock, among other factors, before deciding whether or not to accept this Offer.

9. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS INVOLVING OPTIONS UNDER THE 1996 PLAN.

The directors and executive officers of Altera and their positions and offices as of July 23, 2007 are set forth in the following table:

Name	Age	Position(s) Held With Altera
John P. Daane	43	President, Chief Executive Officer and Chairman of the Board

Misha R. Burich	60	Senior Vice President, Research and Development

William Y. Hata	48	Vice President, Worldwide Operations and Engineering

Lance M. Lissner	57	Senior Vice President, Business Development

Timothy R. Morse	38	Senior Vice President and Chief Financial Officer

George A. Papa	59	Senior Vice President, Worldwide Sales

Jordan S. Plofsky	46	Senior Vice President, Marketing

Katherine E. Schuelke	44	Vice President, General Counsel and Secretary

Robert W. Reed	60	Vice Chairman of the Board and Lead Independent Director

Robert J. Finocchio, Jr.	56	Director

Kevin McGarity	62	Director

John Shoemaker	64	Director

Susan Wang	56	Director

The address of each director and executive officer is c/o Altera Corporation, 101 Innovation Drive, San Jose, CA 95134, and the telephone number is (408) 544-8000.

As of July 20, 2007, our executive officers and directors as a group (13 persons) held outstanding options to purchase a total of 7,398,750 shares of our common stock under the 1996 Plan. This represented approximately 18.17% of the shares subject to all outstanding options under the 1996 Plan as of that date. None of the current members of our Board or employees who were executive officers at the time the Eligible Option was granted are eligible to participate in the Offer. As previously noted, only Ms. Schuelke and Mr. Hata, current executive officers, hold Eligible Option Grants and are eligible to participate in the Offer. The following table sets forth the beneficial ownership of each of our directors and executive officers and all of our executive officers and directors as a group (13 persons) of the aggregate number of shares subject to all outstanding options held by such persons under the 1996 Plan as of July 20, 2007. The percentages below are based upon the total number of outstanding options under the 1996 Plan.

Name of Optionholder	Number of Outstanding Options Beneficially Owned (Total Options) (#)	Percentage of Options Outstanding (%)
Directors:
John P. Daane	3,300,000	8.1%
Robert W. Reed	0	*
Robert J. Finocchio, Jr.	0	*
Kevin McGarity	0	*
John Shoemaker	0	*
Susan Wang	0	*

Executive Officers (Non-Directors):		*
Misha R. Burich	625,000	1.5%
William Y. Hata	485,000	1.2%
Lance M. Lissner	671,000	1.6%
Timothy R. Morse	0	*
George A. Papa	725,000	1.7%
Jordan A. Plofsky	1,145,000	2.8%
Katherine E. Schuelke	447,750	1.1%
All directors and executive officers as a group (13 persons)	7,398,750	18.17%

*	Indicates less than 1%

Neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers is a party to any agreement, arrangement, understanding or relationship, whether or not legally enforceable, with any other person relating directly or indirectly, with respect to options to purchase our common stock under the 1996 Plan or Eligible Option Grants, including but not limited to, any agreement, arrangement, understanding or relationship concerning the transfer or the voting of our securities, joint ventures, loan or option arrangements, puts or call, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations, except for the following:

•	outstanding options to purchase an aggregate of 7,398,750 shares of our common stock pursuant to our 1996 Plan.

The following is, to the best of our knowledge, the only transaction that we, our directors, our executive officers or the affiliates of any of our directors or executive officers have engaged in that involved options to purchase our common stock under the 1996 Plan during the 60 days prior to the date of this Offering Memorandum: Two of our executive officers, Katherine Schuelke and Lance Lissner, exercised options under the 1996 Plan as set forth in the following table:

Name	Exercise Date	Shares Exercised	Exercise Date Value	Strike Price
Lance Lissner	6/1/07	6,000	$22.37 – $23.10	$9.41
	7/2/07	6,000	$22.24 – $22.38	$9.41
	7/17/07	36,866	$24.90	$9.41
Katherine Schuelke	7/17/07	10,000	$24.91	$13.91

10. ACCOUNTING CONSEQUENCES OF THE OFFER.

Assuming all Eligible Portions of the Eligible Option Grants subject to this Offer are tendered, we anticipate that we will incur a cash expense of up to approximately $27,000. This amount includes, but is not limited to, filing, legal and accounting fees and printing costs. According to Financial Accounting Standards No. 123(R), Share-Based Payment (“FAS No. 123(R)”), a company modifying an award under FAS No. 123(R) would incur non-cash compensation cost for any incremental difference in fair value between the new award and the old award, measuring the old award’s fair value immediately before the modification. If the Eligible Portions of the Eligible Option Grants are tendered, the resulting accounting consequence is not expected to be significant.

11. LEGAL MATTERS; REGULATORY APPROVALS.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by the Offer, or of any approval or other action by any government or regulatory authority or agency that is required for completion of the Offer. If any other approval or action should be required, we presently intend to seek the approval or take the action. This could require us to delay the acceptance of the Eligible Portion of the Eligible Option Grants that you elect to amend. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any required action might result in harm to our business or delay in the Offer. Our obligation under the Offer to amend the Eligible Portions of the Eligible Option Grants is subject to conditions, including the conditions described in Section 7 of this Offering Memorandum.

12. MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.

The following is a general summary of the material U.S. federal income tax consequences of the amendment of Eligible Option Grants under the Offer. Before accepting the Offer, we strongly recommend that you consult with your personal financial, tax and legal advisors to determine the federal, state, local and foreign tax consequences of electing or declining to participate in the Offer. Actual tax liability or any penalties as a result of a failure to timely remit the proper amount of taxes will be your responsibility to pay. This discussion is based on the Code, its legislative history, Treasury Regulations, and administrative and judicial interpretations as of the date of the Offer, all of which may change, possibly on a retroactive basis (particularly since no detailed guidance has yet been issued explaining the calculation of amounts subject to Section 409A, or the computation of the interest-factor tax under Section 409A). This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to apply in all respects to all categories of Eligible Optionees.

Tax Consequences Generally Applicable to Nonstatutory Stock Options. Under the Code, no taxable income is recognized by an optionholder upon the grant of a nonstatutory option. In general, the optionholder will recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionholder will be required to satisfy the tax withholding requirements applicable to such income (such taxes are required to be withheld by Altera). Altera will generally be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionholder with respect to the exercised nonstatutory option. The deduction will generally be allowed for our taxable year in which such ordinary income is recognized by the optionholder.

Tax Consequences Related to Eligible Portions of Eligible Option Grants that Are Not Amended in the Offer. Because the Eligible Portion of your Eligible Option Grant was granted with an exercise price that was less than the fair market value of the underlying shares on the date of grant, and the Eligible Portion of the Eligible Option Grant may not have been fully vested prior to January 1, 2005 and was not exercised prior to January 1, 2006, such Eligible Portion of the Eligible Option Grant may be deemed to be nonqualified deferred compensation that is subject to adverse taxation under Section 409A. We believe that the following adverse U.S. federal tax consequences may apply to the Eligible Portion of the Eligible Option Grants:

•

The optionholder would recognize immediate taxable income if the option is exercised in 2007, or on January 1 of each year until the option is exercised. The amount of income recognized in connection with the annual tax will likely be equal to the fair market value of the shares, less the exercise price payable for those shares.

•	The optionholder would also incur an additional twenty percent (20%) tax on the option spread discussed above.

•

The optionholder would incur an additional “interest-factor tax” based on the IRS’s tax underpayment rate plus one percentage point (currently 9%), which would accrue from the due date for the tax return for 2005 (the vesting year) through the due date for the tax return for the exercise year.

•	The optionholder may also be liable for interest at a penalty rate if the taxes are not paid on a timely basis.

It is possible that the discounted option will be subject to additional taxes and penalties that are imposed under applicable state and foreign tax laws that are similar to Section 409A. Certain states have adopted state tax law provisions similar to Section 409A, so you may incur additional taxes and penalties under such provisions with respect to your Eligible Option Grant based on the state in which you are subject to state taxation. For instance, California has adopted a provision similar to Section 409A that could result in an aggregate state and federal tax rate of 80% or more with regard to a discounted stock option if you are subject to state taxation in California. It is not certain that participation in the Offer will help avoid or minimize the potential adverse personal tax consequences under such state or foreign tax laws that are similar to Section 409A and we make no representations as to the effect of this Offer on the application of such state or foreign tax laws.

Tax Consequences Related to Eligible Portions of Eligible Option Grants that Are Amended in the Offer.

•

Acceptance of Offer. If you accept the Offer to amend the Eligible Portion of your Eligible Option Grant, there should be no taxable event for U.S. federal income tax purposes at the time of your acceptance.

•	Amendment of the Eligible Option. The amendment of the Eligible Portion of your Eligible Option Grant should not be a taxable event for U.S. federal income tax purposes.

•

Exercise of New Option. We will treat your Amended Option as a nonstatutory stock option for U.S. federal income tax purposes. Accordingly, upon each exercise of your Amended Option, you will recognize ordinary income taxable at regular rates equal to the excess of (i) the fair market value of the purchased shares at the time of exercise over (ii) the exercise price paid for those shares, and Altera will collect the applicable withholding taxes with respect to such income.

•

Sale of Acquired Shares. The subsequent sale of the shares acquired upon the exercise of your Amended Option will give rise to a capital gain to the extent the amount realized upon that sale exceeds the sum of the (i) exercise price paid for the shares plus (ii) the taxable income recognized in connection with the exercise of your Amended Option for those shares. A capital loss will result to the extent the amount realized upon such sale is less than such sum. The gain or loss will be long-term if the shares are not sold until more than one (1) year after the date the Amended Option is exercised for those shares.

We believe that we have complied in good faith with regulations and other guidance under Section 409A applicable to offering to amend the Eligible Portion of Eligible Option Grants pursuant to the Offer to avoid the potentially adverse personal tax consequences of Section 409A. Nevertheless, guidance issued after the date of this Offer or a determination by the IRS could provide that Amended Options do not avoid such potentially adverse personal tax consequences.

Other Tax Consequences. If you are subject to the tax laws in more than one jurisdiction, you should be aware that tax consequences of more than one country may apply to you as a result of your receipt, vesting or exercise of an option grant and/or your participation in the Offer. You should be certain to consult your personal tax advisor to discuss these consequences. In addition to this Offer, you should review the prospectus for the 1996 Plan under which your Eligible Option Grant was made and its discussion of

U.S. federal income tax consequences. A copy of the 1996 Plan prospectus is available on the stock administration page of Alteranet and we will provide a copy, free of charge, upon request.

13. EXTENSION OF OFFER; TERMINATION; AMENDMENT.

We expressly reserve the right, in our discretion, at any time and from time to time, to extend the period of time during which the Offer is open and delay accepting any options amended by announcing the extension and giving oral or written notice of the extension to the Eligible Optionees.

We also expressly reserve the right, in our reasonable judgment, prior to the Expiration Time, to terminate or amend the Offer and to postpone our acceptance of any Eligible Portions of any Eligible Option Grants elected for amendment if any of the conditions specified in Section 7 of this Offering Memorandum occur. In order to postpone the acceptance of any Eligible Portions of any Eligible Option Grant, we must announce the postponement and give oral or written notice of the postponement to the Eligible Optionees.

As long as we comply with any applicable laws, we may amend the Offer in any way, including decreasing or increasing the number of Eligible Portions of Eligible Option Grants to be amended in the Offer. We may amend the Offer at any time by announcing the amendment. If we extend the length of time during which the Offer is open, we will issue the amendment no later than 4:59 p.m., Pacific Time, on August 31, 2007. Any announcement relating to the Offer will be sent promptly to Eligible Optionees in a manner reasonably designed to inform Eligible Optionees of the change.

If we materially change the terms of the Offer or the information about the Offer, or if we waive a material condition of the Offer, we may extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. Under these rules, the minimum period an Offer must remain open following material changes in the terms of the Offer or information about the Offer will depend on the facts and circumstances. We will publish a notice if we decide to take any of the following actions:

•	increase or decrease the number of Eligible Portions of Eligible Option Grants to be amended in the Offer; or

•	extend or terminate the Offer.

If the Offer is scheduled to expire within ten (10) business days from the date we notify you of such an increase or decrease, we intend to extend the Offer until ten (10) business days after the date the notice is published.

14. FEES AND EXPENSES.

We will not pay any fees or commissions to any broker, dealer or other person asking holders of Eligible Option Grants to amend Eligible Portions of their Eligible Option Grants in connection with this Offer.

15. INFORMATION ABOUT ALTERA.

General. Our principal executive offices are located at 101 Innovation Drive, San Jose, CA 95134, and our telephone number is (408) 544-8000. Our website address is www.altera.com. The information on our website is not a part of this Offer.

Altera Corporation is a world leader in programmable logic devices (“PLDs”), one of the fastest growing segments of the semiconductor industry. Used in concert with our desktop software design tools and optimized intellectual property building blocks, Altera’s PLDs help electronic system manufacturers shorten time-to-market and reduce development costs. Information concerning our business, including our background, strategy, products, collaborative efforts, manufacturing, research and product development, competition, intellectual property and employees included in our Annual Report on Form 10-K, for the fiscal year ended December 29, 2006 and our Quarterly Report on Form 10-Q for the period ended March 30, 2007 is incorporated by reference herein and may be inspected at, and copies may be obtained from, the places and in the manner described in Section 16— “Additional Information.”

Financial. The following selected financial data is derived from our consolidated financial statements, as filed with the SEC. The selected financial data should be read in conjunction with the consolidated financial statements and notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the fiscal year ended December 29, 2006, filed with the SEC on February 27, 2007, and our Quarterly Report on Form 10-Q for the period ended March 30, 2007, filed with the SEC on May 8, 2007. All amounts are in thousands, except per share data.

	Year Ended		Three Months Ended
in thousands except per share amounts	December 30, 2005	December 29, 2006	March 30, 2007
			(unaudited)
Operating Data:
Revenue	$1,123,739	$1,285,535	$304,916
Gross profit	$757,793	$857,560	$200,404
Operating income	$322,167	$301,075	$70,165
Diluted operating income per common share	0.86	0.82	0.19
Basic operating income per common share	0.87	0.83	0.20
Net income	$278,829	$323,236	$75,059
Diluted net income per common share	0.74	0.88	0.21
Basic net income per common share	0.75	0.90	0.21
Current assets	$1,527,107	$1,753,020	$1,713,205
Non-current assets	$316,100	$480,240	$496,294
Total assets	$1,843,207	$2,233,260	$2,209,499
Current liabilities	$574,713	$616,432	$489,540
Convertible subordinated debentures	$—	$—	$—
Non-current liabilities	$8,906	$8,667	$143,205
Total liabilities	$583,619	$625,099	$632,745
Total stockholders’ equity	$1,259,588	$1,608,161	$1,576,754
Book value per common share(1)	3.50	4.46	4.43

(1)	The historical book value per share is computed by dividing stockholders’ equity by the number of shares of common stock outstanding at the end of each period presented.
(2)	Certain balance sheet reclassifications have been made to prior period balances in order to conform to the current period’s presentation.

The financial information included in our Annual Report on Form 10-K, for the year ended December 29, 2006 and Quarterly Report on Form 10-Q for the period ended March 30, 2007 are incorporated by reference herein and may be inspected at, and copies may be obtained from, the places and in the manner described in Section 16—”Additional Information.”

16. ADDITIONAL INFORMATION.

This Offering Memorandum is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offering Memorandum does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to elect to accept this offer with respect to your options:

1.	Our Quarterly Report on Form 10-Q for the quarter ended March 30, 2007, filed on May 8, 2007, including all materials incorporated by reference therein.

2.	Our Definitive Proxy on Schedule 14A, filed on March 28, 2007.

3.	Our Annual Report on Form 10-K for the year ended December 29, 2006, filed on March 27, 2007, including all materials incorporated by reference therein.

4.	The description of the common stock contained in our Registration Statement on Form 8-A, filed on March 18, 1988 and any further amendment or report filed hereafter for the purpose of updating such description.

5.	All other documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Offer to Amend Eligible Option Grants and prior to the expiration of the Offer, including all materials incorporated by reference therein.

You can receive copies of these filings and other information, at prescribed rates, from the SEC by addressing written requests to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. In addition, you can read such reports, proxy and information statements, and other information at the public reference facilities at that address. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC also maintains a web site that contains reports, proxy and information statements and other information regarding registrants such as Altera Corporation that file electronically with the SEC. The address of the SEC web site is http://www.sec.gov.

We will also provide without charge to each person to whom we deliver a copy of this Offering Memorandum, upon his or her written or oral request, a copy of any or all of the documents to which we have referred you, other than exhibits to these documents (unless the exhibits are specifically incorporated by reference into the documents). Requests should be directed to:

Legal Department

Altera Corporation

101 Innovation Drive

San Jose, CA 95134

or by telephoning us at (408) 544-7000 between 9:00 a.m. and 5:00 p.m., Pacific Time.

As you read the documents listed in this Section 16, you may find some inconsistencies in information from one document to another. Should you find inconsistencies between the documents, or between a document and this Offering Memorandum, you should rely on the statements made in the most recent document.

The information contained in this Offering Memorandum about Altera should be read together with the information contained in the documents to which we have referred you.

17. FORWARD-LOOKING STATEMENTS; MISCELLANEOUS.

This Offering Memorandum and our SEC reports referred to above include forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. However, the safe harbors of Section 27A of the Securities Act and 21E of the Exchange Act do not apply to statements made in connection with this Offer. These forward-looking statements involve risks and uncertainties that include, among others, those set forth in the Risk Factors Related to the Offer of this document. More information about factors that potentially could affect our financial results is included in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 29, 2006 and our Quarterly Report on Form 10-Q for the period ended March 30, 2007.

We will assess whether we are permitted to make the Offer in all jurisdictions. In the event that we determine that we are not legally able to make the Offer in a particular jurisdiction, we reserve the right to withdraw the Offer in that particular jurisdiction and we will inform you of this decision. If we withdraw the Offer in a particular jurisdiction, the Offer will not be made to, nor will amendments be accepted from or on behalf of, the Eligible Optionees residing in that jurisdiction.

The Board recognizes that the decision to accept or reject this Offer is an individual one that should be based on a variety of factors and you should consult your personal advisors if you have questions about your financial or tax situation. The information about this Offer from Altera is limited to this Offering Memorandum.

Altera Corporation        July 24, 2007